                                  SCHEDULE 14C
                                 (RULE 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

               INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:




[ ]  Preliminary Information Statement         [ ]  Confidential, For Use of the Commission
                                               Only (as permitted by Rule 14c-5(d)(2))


[X]  Definitive Information Statement


                        MONEYGRAM PAYMENT SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, par value $0.01 per share.

     (2)  Aggregate number of securities to which transaction applies:
          16,513,800 shares of Common Stock. (A)

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          $17.35.

     (4)  Proposed maximum aggregate value of the transaction:
          $286,514,430. (B)

     (5)  Total fee paid:
          $57,303. (B)

          (A) The maximum number of shares of Common Stock, par value $0.01 (the "Common Stock"), estimated to be outstanding on the closing date of the merger described in the accompanying Proxy Statement (the "Merger").

          (B) Fee payable in connection with transaction of $57,303, calculated pursuant to Rule 0-11 of the Exchange Act as follows: 1/50th of one percent of the product of $17.35 in cash, the Offer Price, multiplied by 16,513,800, the estimated maximum number of shares of Common Stock which may be cancelled upon consummation of the Merger.

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          $57,303 ($56,147 of which paid on April 10, 1998, the remainder of which paid on May 11, 1998).

     (2)  Form, Schedule or Registration Statement No.:
          Schedule 14D-1 and Amendment 4 thereto.

     (3)  Filing Party:
          Pine Valley Acquisition Corporation, Viad Corp.

     (4)  Date Filed:
          April 10, 1998 and May 11, 1998.

                        MONEYGRAM PAYMENT SYSTEMS, INC.
                           7401 WEST MANSFIELD AVENUE
                            LAKEWOOD, COLORADO 80235


                                 June 19, 1998


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of the Stockholders (the "Special Meeting") of MoneyGram Payment Systems, Inc. ("MoneyGram") to be held on Friday, July 10, 1998, at 9:00 a.m., local time, at the Arizona Room, Viad Tower, 1850 North Central Avenue, Phoenix, Arizona.


     As described in the enclosed Information Statement, the Special Meeting will be held for the purpose of approving and adopting an Agreement and Plan of Merger dated as of April 4, 1998 (the "Merger Agreement"), among Viad Corp, a Delaware corporation ("Viad"), Pine Valley Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Viad ("Sub"), and MoneyGram, providing for, among other things, the merger of Sub with and into MoneyGram (the "Merger"). Immediately following the Merger, MoneyGram will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Viad. A copy of the Merger Agreement is attached to the Information Statement as Exhibit A.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The Merger will constitute the second and final step of the acquisition of MoneyGram by Viad. The first step was a tender offer commenced by Sub on April 10, 1998, as supplemented on May 8, 1998 and May 11, 1998 (the "Offer") for all of the outstanding shares of Common Stock, par value $.01 per share ("Shares"), of MoneyGram at a purchase price of $17.35 per Share, net to the seller in cash, without interest thereon (the "Offer Price"). Pursuant to the Offer, which expired at 6:00 p.m., New York City time, on May 22, 1998, Sub accepted for payment 11,101,525 Shares. On a fully diluted basis, this represents approximately 67.2% of all Shares outstanding on June 1, 1998, the date Sub purchased the Shares (the "Purchase Date"). In accordance with the Merger Agreement, Viad intends to cause Sub to vote in favor of the merger and to merge with and into MoneyGram, and all Shares (other than Shares owned by Viad, Sub or any other subsidiary of Viad, or Shares held by MoneyGram as treasury stock, or by stockholders, if any, of MoneyGram who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law), will be converted into the right to receive the Offer Price.

     YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT, APPROVED THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF MONEYGRAM AND HAS RECOMMENDED THAT THE STOCKHOLDERS OF MONEYGRAM VOTE THEIR SHARES "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     SUB OWNS AN AGGREGATE OF 11,101,525 SHARES, REPRESENTING, ON A FULLY DILUTED BASIS, APPROXIMATELY 67.2% OF ALL SHARES OUTSTANDING. THE APPROVAL OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES IS SUFFICIENT TO APPROVE AND ADOPT THE MERGER AGREEMENT. THEREFORE, SUB CAN CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER MONEYGRAM STOCKHOLDER. VIAD AND SUB HAVE AGREED PURSUANT TO THE MERGER AGREEMENT TO VOTE ALL THEIR SHARES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     IF THE MERGER IS CONSUMMATED, HOLDERS OF SHARES WHO DO NOT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND WHO OTHERWISE COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (A COPY OF WHICH IS ATTACHED AS EXHIBIT B TO THE

INFORMATION STATEMENT) WILL BE ENTITLED TO RECEIVE SUCH CONSIDERATION AS MAY BE DETERMINED TO BE DUE UNDER SUCH PROVISIONS.

     You are urged to read the Information Statement, which describes the terms of the Merger, in its entirety. A copy of the Merger Agreement is included as Exhibit A to this Information Statement. Also included as exhibits to the Information Statement are Exhibit B, Section 262 of the Delaware General Corporation Law and Exhibit C, the Opinion of Morgan Stanley & Co., Inc. regarding the Offer and the Merger. In addition, MoneyGram's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and MoneyGram's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 are on file with the Securities and Exchange Commission (the "Commission") and are incorporated into the Information Statement by reference. You should also review these materials.

     Please do not send in your Share certificates at this time. If the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                          Very truly yours,


                                          /s/ PHILIP W. MILNE
                                          --------------------------------------

                                          Philip W. Milne
                                          President and Chief Executive Officer
                                          MoneyGram Payment Systems, Inc.

                 NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS
                       OF MONEYGRAM PAYMENT SYSTEMS, INC.

TO THE STOCKHOLDERS:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of MoneyGram Payment Systems, Inc., a Delaware corporation ("MoneyGram"), will be held on Friday, July 10, 1998, at 9:00 a.m., local time, at the Arizona Room, Viad Tower, 1850 North Central Avenue, Phoenix, Arizona, for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of April 4, 1998 (the "Merger Agreement"), among Viad Corp, a Delaware corporation ("Viad"), Pine Valley Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Viad ("Sub"), and MoneyGram. A copy of the Merger Agreement is attached to the Information Statement as Exhibit A. As more fully described in the Information Statement, the Merger Agreement provides that
     (i) Sub will be merged with and into MoneyGram (the "Merger"), the separate corporate existence of Sub will cease with MoneyGram continuing as the surviving corporation, as a consequence of which MoneyGram will become a wholly owned subsidiary of Viad; and (ii) each issued and outstanding share of Common Stock, par value $.01 per share of MoneyGram (the "Shares"), (other than Shares owned by Viad, Sub or any other subsidiary of Viad, or Shares held by MoneyGram as treasury stock, or Shares held by stockholders who shall have demanded and perfected any appraisal rights they may have under Delaware General Corporation Law), will be converted, upon the consummation of the Merger, into the right to receive $17.35 per Share, net to the seller in cash without interest thereon.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on June 19, 1998, as the record date (the "Record Date") for the determination of MoneyGram's stockholders entitled to notice of and to vote at the Special Meeting. Only holders of Shares of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     SUB OWNS AN AGGREGATE OF 11,101,525 SHARES, REPRESENTING, ON A FULLY DILUTED BASIS, APPROXIMATELY 67.2% OF ALL SHARES OUTSTANDING. THE APPROVAL OF THE HOLDERS OF AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES IS SUFFICIENT TO APPROVE AND ADOPT THE MERGER AGREEMENT. THEREFORE, SUB CAN CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDERS OF SHARES. VIAD AND SUB HAVE AGREED PURSUANT TO THE MERGER AGREEMENT TO VOTE ALL THEIR SHARES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     IF THE MERGER IS CONSUMMATED, HOLDERS OF SHARES WHO DO NOT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND WHO OTHERWISE COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL BE ENTITLED TO RECEIVE SUCH CONSIDERATION AS MAY BE DETERMINED TO BE DUE UNDER SUCH PROVISIONS. SEE EXHIBIT B TO THIS INFORMATION STATEMENT FOR THE TEXT OF SECTION 262 AND "THE MERGER -- CERTAIN LEGAL MATTERS; REGULATORY APPROVALS -- APPRAISAL RIGHTS" IN THIS

INFORMATION STATEMENT FOR A DESCRIPTION OF THE PROCEDURES TO BE FOLLOWED TO EXERCISE SUCH RIGHTS.

                                          By Order of the Board of Directors,

                                          /s/ SCOTT E. SAYRE

                                          --------------------------------------
                                          Scott E. Sayre
                                          Secretary


June 19, 1998

Lakewood, Colorado

                        MONEYGRAM PAYMENT SYSTEMS, INC.
                           7401 WEST MANSFIELD AVENUE
                            LAKEWOOD, COLORADO 80235

                             INFORMATION STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 10, 1998



     This Information Statement ("Information Statement") is being furnished to the holders of Shares of Common Stock, par value $.01 per share (the "Shares"), of MoneyGram Payment Systems, Inc., a Delaware corporation ("MoneyGram") (the holders of the Shares being hereinafter referred to as the "Stockholders"), in connection with the Special Meeting of Stockholders to be held on Friday, July 10, 1998, at 9:00 a.m., local time, at the Arizona Room, Viad Tower, 1850 North Central Avenue, Phoenix, Arizona, and at any adjournments or postponements thereof (the "Special Meeting"). The Board of Directors has fixed the close of business on June 19, 1998, as the record date (the "Record Date") for determining the Stockholders entitled to notice of and to vote at the Special Meeting.



     This Information Statement and the accompanying Notice of Special Meeting are first being mailed to Stockholders on or about June 19, 1998.


     At the Special Meeting, the Stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated April 4, 1998 (the "Merger Agreement"), among Viad Corp, a Delaware corporation ("Viad"), Pine Valley Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Viad ("Sub"), and MoneyGram, providing for, among other things, the merger of Sub with and into MoneyGram (the "Merger"). Immediately following the Merger, MoneyGram will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Viad. A copy of the Merger Agreement is attached to this Information Statement as Exhibit A.

     The Merger is the second step in a two-part transaction, the purpose of which is the acquisition by Viad of the entire equity interest in MoneyGram. The first step was a tender offer commenced by Sub on April 10, 1998 and supplemented on May 8, 1998 and May 11, 1998 (the "Offer") for all of the outstanding Shares of MoneyGram, at a purchase price of $17.35 per Share, net to the seller in cash, without interest thereon (the "Offer Price"). Pursuant to the Offer, which expired on May 22, 1998, Sub accepted for payment 11,101,525 Shares. On a fully diluted basis, this represents 67.2% of all Shares outstanding on June 1, 1998. In accordance with the Merger Agreement, Viad intends to cause Sub to merge with and into MoneyGram pursuant to which all Shares (other than Shares owned by Viad, Sub or any other subsidiary of Viad, or Shares held by MoneyGram as treasury stock, or by stockholders, if any, who shall have demanded and perfected any appraisal rights they may have under Delaware General Corporation Law), will be converted into the right to receive the Offer Price.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT, APPROVED THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS AND RECOMMENDED THAT THE STOCKHOLDERS VOTE THEIR SHARES "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


            The date of this Information Statement is June 19, 1998.

     SUB OWNS AN AGGREGATE OF 11,101,525 SHARES, REPRESENTING, ON A FULLY DILUTED BASIS, APPROXIMATELY 67.2% OF ALL SHARES OUTSTANDING. THE APPROVAL OF THE HOLDERS OF AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES IS SUFFICIENT TO APPROVE AND ADOPT THE MERGER AGREEMENT. THEREFORE, SUB CAN CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER. VIAD AND SUB HAVE AGREED PURSUANT TO THE MERGER AGREEMENT TO VOTE ALL THEIR SHARES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     IF THE MERGER IS CONSUMMATED, HOLDERS OF SHARES WHO DO NOT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND WHO OTHERWISE COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL BE ENTITLED TO RECEIVE SUCH CONSIDERATION AS MAY BE DETERMINED TO BE DUE UNDER SUCH PROVISIONS. SEE EXHIBIT B TO THIS INFORMATION STATEMENT FOR THE TEXT OF SECTION 262 AND "THE MERGER -- CERTAIN LEGAL MATTERS; REGULATORY APPROVALS -- APPRAISAL RIGHTS" IN THIS INFORMATION STATEMENT FOR A DESCRIPTION OF THE PROCEDURES TO BE FOLLOWED TO EXERCISE SUCH RIGHTS.

     Stockholders are urged to read and consider carefully the information contained in this Information Statement, including the exhibits.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF MONEYGRAM SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

PARTIES TO THE MERGER.......................................    1
THE SPECIAL MEETING.........................................    2
THE MERGER..................................................    4
THE MERGER AGREEMENT........................................   14
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...................   24
SELECTED FINANCIAL INFORMATION OF MONEYGRAM.................   26
PRICE RANGE OF THE SHARES; DIVIDENDS........................   30
OTHER MATTERS...............................................   31
ADDITIONAL INFORMATION......................................   31
INDEPENDENT PUBLIC ACCOUNTANTS..............................   31
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   32

                                    EXHIBITS

Exhibit A  Agreement and Plan of Merger, dated as of April 4, 1998, among Viad Corp, Pine Valley Acquisition Corporation and
           MoneyGram Payment Systems, Inc.
Exhibit B  Section 262 of the Delaware General Corporation Law.
Exhibit C  Opinion of Morgan Stanley & Co., Incorporated.

                             PARTIES TO THE MERGER

CERTAIN INFORMATION CONCERNING MONEYGRAM

     MoneyGram is a Delaware corporation with its principal executive office located at 7401 West Mansfield Avenue, Lakewood, Colorado 80235. MoneyGram is a leading non-bank provider of consumer money wire transfer services, with a strong, well-recognized brand-name. It offers customers the ability to transfer funds quickly, reliably and conveniently through its approximately 22,000 agent locations in 105 countries worldwide. MoneyGram targets its services to individuals without traditional banking relationships, expatriates who send money to their country of origin, traditional bank customers in need of emergency money transfer services, tourists without local bank accounts and businesses that need rapid and economical money transfer services. MoneyGram also provides an express bill payment service through many of its agent locations in the United States, and recently began to offer money orders through a wholly owned subsidiary. The number of agent locations has grown from approximately 18,500 in 1996 to approximately 22,000 in 1998. In each of 1996 and 1997, MoneyGram processed approximately 5.8 million transactions, and transferred $1.55 billion and $1.57 billion principal amount of funds, respectively.

CERTAIN INFORMATION CONCERNING VIAD AND SUB

     Sub is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Sub are located care of Viad Corp, at 1850 North Central Avenue, Phoenix, Arizona 85077-2212. Sub is a wholly owned subsidiary of Viad. Except for Sub's purchase of Shares pursuant to the Offer, it is not anticipated that Sub will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Sub is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Sub is available.

     Viad is a Delaware corporation. Its executive offices are located at 1850 North Central Avenue, Phoenix, Arizona 85077-2410. Viad is comprised of various operating companies and a division which conduct diversified service businesses in payment services, airline catering, convention services, and travel and leisure services. Viad operates nationally and internationally through its Exhibitgroup/Giltspur division and through its various subsidiaries which include Travelers Express Company, Inc. ("Travelers"), Dobbs International Services, Inc., GES Exposition Services, Inc., Greyhound Leisure Services, Inc., Brewster Transport Company Limited and Restaura, Inc. It is the intention of Viad that following the consummation of the Merger, MoneyGram will become a part of Travelers. Travelers and its subsidiaries operate the payment services business of the Travel and Leisure and Payment Services segment of Viad. Upon expiration of the tender offer, certain officers and directors of MoneyGram resigned, and the remaining members of the MoneyGram Board appointed certain officers and directors of Viad and Travelers to serve as officers and directors of MoneyGram.

                              THE SPECIAL MEETING

INTRODUCTION


     This Information Statement is being furnished to holders of Shares of MoneyGram in connection with the Special Meeting to be held at 9:00 a.m., local time, on Friday, July 10, 1998 at the Arizona Room, Viad Tower, 1850 North Central Avenue, Phoenix, and any adjournments or postponements thereof.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, Stockholders of MoneyGram will meet to:

          1. Consider and vote upon a proposal to approve and adopt the Merger Agreement. A copy of the Merger Agreement is attached to this Information Statement as Exhibit A. As more fully described below, the Merger Agreement provides that: (i) Sub will be merged with and into MoneyGram, the separate corporate existence of Sub will cease with MoneyGram continuing as the surviving corporation, as a consequence of which MoneyGram will become a wholly owned subsidiary of Viad; and (ii) each issued and outstanding share of MoneyGram (other than Shares owned by Viad, Sub or any other subsidiary of Viad, or Shares held by MoneyGram as treasury stock, or Shares held by stockholders who shall have demanded and perfected any appraisal rights they may have under Delaware General Corporation Law), will be converted, upon the consummation of the Merger, into the right to receive $17.35 per Share net to the seller in cash without interest thereon.

          2. Transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT, APPROVED THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS AND RECOMMENDED THAT THE STOCKHOLDERS VOTE THEIR SHARES "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     PURSUANT TO THE OFFER, SUB ACQUIRED 11,101,525 SHARES, WHICH CONSTITUTE, ON A FULLY DILUTED BASIS, APPROXIMATELY 67.2% OF ALL SHARES OUTSTANDING ON THE PURCHASE DATE. THE APPROVAL OF THE HOLDERS OF AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES IS SUFFICIENT TO APPROVE AND ADOPT THE MERGER AGREEMENT. THEREFORE, SUB CAN CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER. VIAD AND SUB HAVE AGREED PURSUANT TO THE MERGER AGREEMENT TO VOTE ALL THEIR SHARES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     IF THE MERGER IS CONSUMMATED, HOLDERS OF SHARES WHO DO NOT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND WHO OTHERWISE COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL BE ENTITLED TO RECEIVE SUCH CONSIDERATION AS MAY BE DETERMINED TO BE DUE UNDER SUCH PROVISIONS. SEE EXHIBIT B TO THIS INFORMATION STATEMENT FOR THE TEXT OF SECTION 262 AND "THE MERGER -- CERTAIN LEGAL MATTERS; REGULATORY APPROVALS -- APPRAISAL RIGHTS" BELOW FOR A DESCRIPTION OF THE PROCEDURES TO BE FOLLOWED TO EXERCISE SUCH RIGHTS.

DATE, PLACE AND TIME


     The Special Meeting will be held at the Arizona Room, Viad Tower, 1850 North Central Avenue, Phoenix, Arizona on Friday, July 10, 1998, commencing at 9:00 a.m., local time.

EFFECTIVE TIME OF THE MERGER

     Subject to the provisions of the Merger Agreement, Viad, Sub and MoneyGram shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, as provided in the Delaware General Corporation Law (the "DGCL"), a certificate of merger or other appropriate document (in any such case, the "Certificate of Merger") and the parties shall make all other filings or recordings required under the DGCL (the later of the time of such filing or the time specified in the Certificate of Merger being the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will occur as soon as practicable after the Special Meeting.

RECORD DATE AND VOTING


     The Board of Directors has fixed the close of business on June 19, 1998 as the Record Date for the determination of the Stockholders entitled to notice of and to vote at the Special Meeting. Only Stockholders of record at the close of business on that date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 16,513,800 Shares outstanding and entitled to vote at the Special Meeting, held by approximately 73 Stockholders of record.


     The Stockholders on the Record Date will be entitled to one vote for each Share held of record. The presence, in person or by proxy, of the holders of record of a majority of the outstanding Shares entitled to be voted at the Special Meeting is necessary to constitute a quorum. Viad and Sub intend to have all their Shares present at the Special Meeting, which will satisfy the quorum requirements under the DGCL and the Bylaws of MoneyGram for the Special Meeting. Abstentions (including broker non-votes) will also be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.


     Stockholders should not forward any Share certificates. If the Merger is consummated, Share certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to Stockholders by Boston Equiserve Services, in its capacity as the paying agent for the Merger (the "Paying Agent"), as soon as reasonably practicable after the Effective Time. See "Exchange of Certificates" below.


VOTE REQUIRED

     The affirmative vote of holders of a majority of the outstanding Shares entitled to vote at the Special Meeting is required and sufficient to approve and adopt the Merger Agreement. Because the required vote of the Stockholders on the Merger Agreement is based upon the total number of outstanding Shares, rather than upon the Shares actually voted, the failure by the holder of any such Shares to vote in person at the Special Meeting or the abstention from voting by a Stockholder (including broker non-votes) will have the same effect as a vote cast "AGAINST" the approval and adoption of the Merger Agreement.

     As Sub owns sufficient Shares to approve and adopt the Merger Agreement without the vote of any other Stockholder, the approval and adoption of the Merger Agreement is assured.

     No vote of the stockholders of Viad is required in connection with the Merger Agreement or the Merger. Viad, as the sole shareholder of Sub, has approved the Merger Agreement and the Merger. The obligations of MoneyGram, Sub and Viad to consummate the Merger are subject, among other things, to the condition that the Stockholders approve and adopt the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

EXCHANGE OF CERTIFICATES

     Promptly after the Effective Time, the Paying Agent will send each holder of Shares of record, as of immediately prior to the Effective Time, a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering certificates relating to the Shares in exchange for the Merger Consideration. Share certificates should not be forwarded to the Paying Agent until receipt of the transmittal letter.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In 1995, First Data Corporation ("First Data"), the former parent of MoneyGram, agreed to divest itself of its controlling interest in MoneyGram in order to resolve FTC objections to a merger between First Data and First Financial Management Corp., the former parent of Western Union Financial Services, Inc. As part of that process, in 1996, Travelers, a wholly-owned subsidiary of Viad, through its investment bankers, Salomon Brothers Inc ("Salomon"), contacted First Data about the possibility of acquiring MoneyGram. However, discussions did not proceed beyond preliminary stages and Travelers did not submit a bid at that time.

     In December 1996, MoneyGram was divested by First Data through an initial public offering of MoneyGram's stock at a price of $12.00 per share. Travelers continued to monitor the performance and operations of MoneyGram and the possibility of an acquisition.

     During the summer and continuing into the fall of 1997, MoneyGram was approached by, and held preliminary discussions with, a potential strategic partner who signed a confidentiality agreement and conducted both business and financial due diligence. However, agreement on valuation was not reached and a formal written proposal was never made. Also during the fall of 1997, MoneyGram had preliminary discussions with one other potential strategic partner who signed a confidentiality agreement but did not conduct diligence or further pursue discussions.

     In December 1997, Viad directed its financial advisor, Salomon, to contact MoneyGram's Chief Executive Officer, James F. Calvano, regarding a potential merger of MoneyGram with Travelers. On December 23, 1997, Robert H. Bohannon, Chairman, President and Chief Executive Officer of Viad, met with Mr. Calvano near his home in Florida. Mr. Bohannon and Mr. Calvano discussed several topics, including the rationale for a transaction. Mr. Calvano agreed to present the potential for a transaction to the Board of Directors of MoneyGram and to contact Mr. Bohannon after determining the level of interest of the Board. Also, during this time frame, two additional parties contacted Mr. Calvano to express interest in a transaction with MoneyGram.

     In the first week of January 1998, Mr. Calvano contacted each member of the Board of Directors of MoneyGram regarding the interest of Viad and other parties in pursuing a strategic transaction. Each member of the Board agreed that Mr. Calvano should investigate strategic opportunities and retain a financial advisor.

     In early January, the senior management of MoneyGram met with representatives from Morgan Stanley to discuss overall strategic alternatives, valuation, recommended sales process and potential buyers for MoneyGram. Morgan Stanley recommended that MoneyGram begin a formal sale process.

     On January 23, 1998, representatives of MoneyGram's management and representatives of Morgan Stanley initiated a formal sale process. Morgan Stanley then contacted potential strategic and financial buyers to solicit interest in MoneyGram. A total of 18 potential buyers, including Travelers and the four other potential buyers referred to above, were contacted. Confidentiality agreements were executed between MoneyGram and four interested parties (in addition to the two parties that executed confidentiality agreements in 1997). One additional party that had expressed interest did not sign a confidentiality agreement.

     On February 6, 1998, members of one potential buyer's management met with MoneyGram's management and representatives from Morgan Stanley in MoneyGram's New Jersey offices. At that meeting, management of MoneyGram presented a detailed overview of MoneyGram and responded to questions.

     On February 10, 1998, the MoneyGram Board held its regular meeting at MoneyGram's New Jersey offices. Representatives of Shearman & Sterling, counsel to MoneyGram, discussed the Board's fiduciary duties and the potential transaction structures available to MoneyGram. Morgan Stanley updated the Board on the status of the sale process, interested potential parties and the valuation of MoneyGram.

     On February 11, 1998, members of Viad's and Travelers' management, together with representatives from Salomon, met with MoneyGram management and representatives from Morgan Stanley at the offices of

Morgan Stanley in New York. At that meeting, MoneyGram presented a detailed overview of MoneyGram and responded to questions.

     During the week of February 13, 1998, representatives of MoneyGram and representatives of Morgan Stanley, met with two additional potential bidders at the offices of Morgan Stanley in New York. At those meetings, MoneyGram presented a detailed overview of MoneyGram and responded to questions.

     On February 23, 1998, Morgan Stanley received, on behalf of MoneyGram, letters from Viad and only one of the other potential buyers who had attended a management presentation indicating interest in MoneyGram. Viad's letter outlined Viad's interest in acquiring 100% of the equity of MoneyGram at a price of $16.00 per Share. Viad's proposal was not subject to a financing contingency. The other potential buyer's proposal indicated a price range of $15.00-$17.00 per Share but was subject to further due diligence and to a contingency for obtaining acquisition financing. Both parties were invited to conduct further due diligence.

     On March 4, 1998, members of Travelers' management team and representatives from Salomon conducted due diligence with members of MoneyGram's management in MoneyGram's Colorado offices. This due diligence meeting focused on the operational aspects of MoneyGram's business and included meetings with MoneyGram's management team.

     On March 6, 1998, representatives from Morgan Stanley and Shearman & Sterling participated in a conference call with MoneyGram's senior management to discuss the status of the sale process and recommend a course of action to further negotiations and secure formal proposals from the two interested parties.

     On March 9 and 10, 1998, representatives from Viad, Travelers, Salomon, as well as representatives from Viad's counsel, Bryan Cave LLP ("Bryan Cave"), conducted further due diligence at the offices of Shearman & Sterling in New York. These due diligence sessions included a review of financial and operational documents, as well as additional interviews with the senior management group of MoneyGram. On March 13, 1998, MoneyGram's senior management and systems experts participated in a conference call with Travelers' management and information systems experts to discuss systems issues.

     On March 16, 1998, representatives of the other bidder conducted due diligence at the offices of Shearman & Sterling in New York. In addition, representatives from Morgan Stanley met with such representatives from the other potential buyer at MoneyGram's New Jersey offices to discuss the potential for a transaction. At such meeting, Morgan Stanley expressed concern about the ability of such potential buyer to obtain financing but invited it to continue due diligence and submit a formal proposal. No such proposal was ever made.

     On March 19, 1998, representatives of MoneyGram, Viad and Travelers participated in an additional conference call to continue the due diligence process and address the follow-up issues regarding MoneyGram's systems, including Year 2000 compliance contingencies.

     On March 23, 1998, Viad's Board of Directors and its Executive Committee held telephonic meetings to discuss a potential transaction with MoneyGram. All members of the Executive Committee and Board were in attendance. The Board of Directors of Viad (the "Viad Board") and its Executive Committee received presentations from Travelers' management as to the status of discussions with MoneyGram, the results of the due diligence evaluation of MoneyGram, the principal terms of the proposed transaction, including several terms that were yet to be resolved, and the merits of the transaction. The Viad Board unanimously approved the transaction, subject to resolution of several key issues.

     During this time, MoneyGram was again contacted by one of the potential strategic buyers with whom preliminary discussions had been held previously but who did not sign a confidentiality agreement or submit an indication of interest on February 23. However, such potential buyer was unable to satisfactorily address MoneyGram's concern that its acquisition of MoneyGram could not be consummated due to the likelihood of opposition by the federal antitrust regulators.

     On March 24, 1998, Viad reiterated its original proposal to purchase all outstanding Shares at $16.00 per Share in cash and through its counsel, Bryan Cave, provided proposed changes to the draft merger agreement that the been previously provided by MoneyGram's legal counsel to Viad. At MoneyGram's request, Morgan Stanley rejected Viad's proposal, but suggested that the two parties continue discussions. On March 26, 1998, senior management of MoneyGram and Morgan Stanley participated in a conference call with representatives of Viad, Travelers, and Salomon to discuss Viad's business assumptions regarding MoneyGram. Based on these discussions, Morgan Stanley suggested that Viad increase its proposal.

     During the weekend of March 28, 1998, Viad raised its proposal to $17.00 per Share.

     On March 30 and 31, 1998, representatives from MoneyGram, Morgan Stanley and Shearman & Sterling analyzed and discussed Viad's revised proposal as well as the status of negotiations with the remaining potential buyers. Based on Viad's ability to consummate the transaction quickly with the proposed terms and other relevant criteria, MoneyGram chose to continue to pursue discussions with Viad.

     On April 2 and 3, 1998, representatives from Viad, Travelers, Salomon and Bryan Cave, met with representatives from MoneyGram, Sherman & Sterling and Morgan Stanley at Shearman & Sterling's offices in New York for further due diligence and to continue negotiations concerning the terms and conditions of a proposed merger agreement.

     On April 4, 1998, the MoneyGram Board held a special meeting to review, with the advice and assistance of MoneyGram's financial and legal advisors, the proposed terms and conditions of the proposed transaction. All members of the Board participated either in person or by telephone. At such meeting, Morgan Stanley provided an oral and a written opinion that, as of such date and based upon and subject to the matters discussed with the Board of MoneyGram and contained in such written opinion, the cash consideration to be received by the holders of the Shares in the Offer and the Merger was fair from a financial point of view to such holders. Shearman & Sterling reviewed the Board's fiduciary duties to shareholders and outlined the principal terms of the Offer and the Merger. The MoneyGram Board then unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of MoneyGram's stockholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and authorized the execution and delivery of the Merger Agreement, recommended that MoneyGram's stockholders accept the Offer and tender their Shares pursuant to the Offer, and recommended that MoneyGram's stockholders approve and adopt the Merger Agreement.

     Following approval by the Boards of Directors of MoneyGram, Viad and Sub, respectively, the Merger Agreement was executed and delivered on April 4, 1998. The transaction was publicly announced through a joint press release before the opening of the financial markets in the United States on April 6, 1998.

     Viad and Sub commenced the Offer on April 10, 1998. On May 8, 1998, Viad and Sub extended the Offer until 6:00 p.m., New York City time, on May 8, 1998.

     On May 10, 1998, the MoneyGram Board held a special meeting where it entered into a Rights Agreement with BankBoston, N.A., as Rights Agent (the "Rights Agreement"). Pursuant to the Rights Agreement, the MoneyGram Board declared a dividend of one common stock purchase right for each outstanding share of common stock as of May 20, 1998.

     On May 11, 1998, Viad and Sub supplemented the Offer by increasing the Offer Price to $17.35 and extended the Offer to 6:00 p.m., New York City time, on May 22, 1998. The supplemented Offer was publicly announced through a press release issued by Viad on May 11, 1998. On May 12, 1998, the MoneyGram Board held a special meeting to review the revised Offer with the advice and assistance of MoneyGram's financial and legal advisors. All members of the MoneyGram Board participated either in person or by telephone. At such meeting, Morgan Stanley provided both an oral and a written opinion that, as of such date and based upon and subject to the matters discussed with the MoneyGram Board and contained in such written opinion, the cash consideration to be received by the holders of the Shares in the revised Offer and Merger was fair from a financial point of view to such holders. Shearman & Sterling reviewed the MoneyGram Board's fiduciary duties to shareholders and the principal terms of the revised Offer and the Merger. The Board then unanimously determined that the Offer, as revised is fair to and in the best interests of the Company's stockholders and approved the Offer, as revised, and recommended that the Company's stockholders accept the Offer, as revised and tender their shares pursuant to the Offer.

     As of May 22, 1998, 11,101,525 Shares were tendered, representing 67.2% of MoneyGram's outstanding shares. On June 1, 1998, Sub accepted the tender of such shares and submitted full payment therefor in accordance with the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     Pursuant to an engagement letter dated February 10, 1998, MoneyGram retained Morgan Stanley as its financial adviser in connection with the Merger. Morgan Stanley issued its written opinion dated April 14, 1998, that as of such date, and based upon and subject to the various considerations set forth therein, the proposed consideration to be received by the stockholders of MoneyGram in the Offer and the Merger is fair to the Stockholders of MoneyGram from a financial point of view. No limitations were imposed by MoneyGram upon Morgan Stanley with respect to investigations made or procedures followed by Morgan Stanley in rendering its opinion.

     The full text of Morgan Stanley's opinion dated April 4, 1998, which sets forth assumptions made, matters considered and limits on the review undertaken by Morgan Stanley, is attached hereto as Exhibit C. Holders of Shares are urged to, and should, read such Opinion in its entirety. Morgan Stanley's opinion is addressed to MoneyGram's board, is directed only to the fairness to Shareholders from a financial point of view of the consideration to be paid in the Offer and the Merger, does not address any other aspect of the Offer or the Merger or any related transaction and does not constitute a recommendation as to how Shareholders should vote at the Special Meeting.

INFORMATION CONCERNING MONEYGRAM'S FINANCIAL ADVISOR

     Morgan Stanley has been retained by MoneyGram to act as financial advisor to MoneyGram with respect to an acquisition transaction, such as the Offer, the Merger and matters arising in connection therewith. Pursuant to a letter agreement dated February 10, 1998 between MoneyGram and Morgan Stanley, Morgan Stanley is entitled to a transaction fee of $3,100,000 (less amounts previously paid by MoneyGram in connection with MoneyGram's retention of Morgan Stanley, including an amount between $50,000 and $150,000 for time and efforts expended) which shall become payable in cash upon acquisition by the Sub of fifty percent (50%) or more of the Shares. MoneyGram also has agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel. MoneyGram has further agreed to indemnify and hold harmless Morgan Stanley and each of its directors, officers, agents, employees and controlling persons against losses, claims, damages or liabilities (or actions or proceedings in respect thereof) relating to or arising out of its rendering of services under its engagement as financial advisor, and will reimburse Morgan Stanley and each other person indemnified for all legal and other expenses as incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding.

     Morgan Stanley has provided certain investment banking services to MoneyGram from time to time for which they have received customary compensation. In the ordinary course of its business, Morgan Stanley may from time to time effect transactions and hold positions in securities of both MoneyGram and Viad.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair values of assets acquired and liabilities assumed.

REASONS FOR THE MONEYGRAM BOARD'S RECOMMENDATIONS

     In approving the Merger Agreement and the transactions contemplated thereby, and recommending that holders of Shares accept the Offer and the Merger and tender their shares pursuant to the Offer, the Board considered a number of factors, including, but not limited to, the following:

          (i) the views expressed by management of MoneyGram (at the MoneyGram Board meeting on April 4, 1998 and at previous MoneyGram Board meetings) and the MoneyGram Board's knowledge regarding: (a) the financial condition, results of operations, business and prospects of MoneyGram, including the prospects of MoneyGram if MoneyGram were to remain independent and (b) the strategic alternatives available to MoneyGram;

          (ii) the results of the process designed and executed by MoneyGram and Morgan Stanley to identify and solicit proposals from third parties to enter into a strategic transaction with MoneyGram;

          (iii) the trading price of the shares of Common Stock following MoneyGram's initial public offering on December 11, 1996; in particular, the MoneyGram Board acknowledged that the Shares had briefly traded as high as $18.625 per Share on the New York Stock Exchange (the "NYSE") in September 1997, but noted that the $17.35 per Share to be paid in the Offer and as the consideration in the Merger represents a premium of approximately 11.5% over the $15.5625 closing sale price for the Shares on the NYSE on April 3, 1998, the last trading day prior to the public announcement of the execution of the Merger Agreement, a premium of approximately 37.43% over the $12.625 closing sale price for the shares on the NYSE one month prior to April 6, 1998 and a premium of approximately 27.89% over the average closing price for the Shares of $13.5667 in the 12 months prior to April 6, 1998;

          (iv) the views expressed by management and Morgan Stanley that numerous other potential purchasers had been contacted, that there appeared to be a limited number of parties with which MoneyGram would be a good strategic fit and that there was only one formal bid; the views of MoneyGram's counsel that antitrust and other issues would materially affect the likelihood of consummation of an alternative transaction with one other party which had expressed an interest; the views of MoneyGram's management that one other party which had expressed interest (and did not submit a proposal) would not be able to obtain financing; and the MoneyGram Board's conclusion that it was not likely that any other party would propose a transaction that was more favorable to MoneyGram and its stockholders;

          (v) the analyses conducted by Morgan Stanley, the oral and written presentations by Morgan Stanley at the March 31, 1998, April 4, 1998 and May 12, 1998 MoneyGram Board meetings and the written opinion of Morgan Stanley delivered to the Board at the April 4, 1998 MoneyGram Board meeting that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion, the consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such stockholders (a copy of the May 12, 1998 opinion of Morgan Stanley which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached hereto as Exhibit C to this Information Statement and is incorporated herein by reference. STOCKHOLDERS ARE URGED TO READ THE OPINION OF MORGAN STANLEY CAREFULLY AND IN ITS ENTIRETY);

          (vi) the business reputation and capabilities of Viad and its management, and Viad's financial strength and commitments, including its ability to finance the Offer and the Merger;

          (vii) the fact that the transactions contemplated by the Merger Agreement provided for an all cash payment to shareholders, with no financing condition; there appeared to be no significant regulatory impediments to consummation of the Merger, accordingly, the Offer and the Merger could be promptly completed with a high degree of certainty; and

          (viii) the fact that the Merger Agreement provides that if the MoneyGram Board determines in good faith, after receipt of advice from its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable law, it may furnish nonpublic information and data and enter into discussions and negotiations in connection with an Acquisition Proposal (as defined in the Merger Agreement; see "The Merger
     Agreement -- Agreements of Viad, Sub and MoneyGram); similarly, the fact that the Merger Agreement permits the MoneyGram Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement in favor of a Superior Proposal (as defined in the Merger Agreement; see "The Merger Agreement -- Agreements of Viad, Sub and MoneyGram) (upon such termination, MoneyGram would pay Viad a fee of $10,000,000).

     The MoneyGram Board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the MoneyGram Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

     The MoneyGram Board recognized that, while the consummation of the Offer gives MoneyGram's Stockholders the opportunity to realize a premium over the price at which the Shares were traded prior to the public announcement of the Offering, tendering in the Offer would eliminate the opportunity for such stockholders to participate in the future growth and profits of MoneyGram. The MoneyGram Board believes that the loss of the opportunity to participate in the growth and profits of the Surviving Corporation was reflected in the Offer price of $17.35 per Share. The MoneyGram Board also recognized that there can be no assurance as to the level of growth or profits to be attained by the Surviving Corporation in the future.

     It is expected that, if the Merger is not consummated, MoneyGram's current management, under the general direction of the MoneyGram Board, will continue to manage MoneyGram as an ongoing business.

PLANS FOR MONEYGRAM

     It is expected that, initially following the Merger, the business and operations of MoneyGram will, except as set forth in the Merger Agreement, be continued by MoneyGram substantially as they are currently being conducted. Viad will continue to evaluate the business and operations of MoneyGram during the pendency of the Merger and after the consummation of the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Viad intends to seek additional information about MoneyGram during this period. Thereafter, Viad intends to review such information as part of a comprehensive review of MoneyGram's business, operations, capitalization and management with a view to optimizing MoneyGram's potential in conjunction with Viad's businesses. It is expected that the business and operations of MoneyGram would form an important part of Viad's future business plans. It is also the intention of Viad that following the consummation of the Merger, MoneyGram will operate as a part of Travelers. Travelers operates the payment services business of the Travel and Leisure and Payment Services segment of Viad. Upon expiration of the tender offer, certain officers and directors of MoneyGram resigned, and the remaining members of the MoneyGram Board appointed certain officers and directors of Viad and Travelers to serve as officers and directors of MoneyGram. Established in 1940, Travelers currently sells 275 million money orders annually, and also provides official check, share draft processing, and electronic bill payment services for financial institutions. Its payment systems group currently services more than 5,000 banks or financial institutions. Travelers currently processes annually about 750 million payment transactions valued at approximately $100 billion.

     Viad does not have any present plans or proposals which relate to or would result prior to the Merger in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving MoneyGram or any subsidiary of MoneyGram, a sale or transfer of a material amount of assets of MoneyGram or any subsidiary of MoneyGram to a third party, or any other material changes in MoneyGram's corporate structure or business.

FINANCING OF THE MERGER

     Sub estimates that the total amount of funds required to purchase the number of Shares that are outstanding pursuant to the Offer and the Merger, and to pay fees and expenses related to the Offer and the Merger will be approximately $306 million. Sub plans to obtain all funds needed for the Offer and the Merger through capital contributions, which will be made by Viad to Sub at the time Shares tendered pursuant to the Offer and the Merger are accepted for payment and in connection with the payment of Merger Consideration.

Viad has obtained, with respect to the Offer, and will obtain, with respect to the Merger, the funds necessary to make the capital contributions from available cash, and from some combination of borrowings (currently estimated to be $255 million) under the $300 million long-term revolving bank credit facility available under the Credit Agreement (as defined below), all of which is available as of the date of this filing, uncommitted bank money market loans, or under such other financing resources available to Viad.

     The material terms of the Amended and Restated Credit Agreement, dated July 24, 1996, as amended by that First Amendment dated as of August 1, 1997 (the "First Amendment"), and as further amended by that Second Amendment dated as of September 11, 1997 (the "Second Amendment") (the Amended and Restated Credit Agreement, the First Amendment, and the Second Amendment are collectively referred to as the "Credit Agreement"), with Citicorp USA, Inc. (as "Administrative Agent"), Bank of America National Trust and Savings Association (as "Documentation Agent"), and a syndicate of financial institutions (such financial institutions, the "Lenders") are generally summarized below.

     The obligation of the Lenders to fund advances under the Credit Agreement is subject to customary conditions, including, among other things, (i) that each of the representations and warranties made by Viad in the Credit Agreement is true and correct on each funding date, before and after giving effect to the advance and to the application of the proceeds from the advance, and (ii) that no event has occurred and is continuing, or would result from such advance or from the application of the proceeds of the advance, which would constitute an event of default or a potential event of default, as defined in the Credit Agreement. The term of the Credit Agreement expires on August 15, 2002.

     Borrowings under the Credit Agreement bear interest at either a fluctuating base rate or an adjusted eurodollar rate based on Viad's credit rating. Based on current interest rates, Viad anticipates that its effective borrowing cost would be approximately 6%.

     Borrowings under the Credit Agreement are subject to mandatory prepayment upon the occurrence of any of the following events: (i) any person or group of persons acting in concert acquires beneficial ownership of more than 40% of Viad's voting stock; (ii) during any period of up to 12 months, individuals who at the beginning of such period were directors of Viad shall cease to constitute a majority of Viad's Board of Directors; or (iii) any outstanding debt of Viad or any of its subsidiaries (exclusive of debt under the Credit Agreement) in the Aggregate amount of at least $15.0 million shall be required to be prepaid prior to the stated maturity thereof.

     The Credit Agreement contains financial covenants relating to the maintenance of consolidated net worth. The Credit Agreement also contains restrictive covenants pertaining to the management and operation of Viad and its subsidiaries. The covenants include, among others, limitations on liens, mergers and sales, leases or other dispositions of assets, pension plan changes, margin stock, debt ratios and interest rate swaps.

     The Credit Agreement provides for events of default customary in similar credit facilities, including, among others, (i) failure to make a payment of principal when due or failure to make a payment of interest within five days of the date due; (ii) breach of representations or warranties in any material respect when made; (iii) failure to observe or perform any term, covenant or agreement contained in the Credit Agreement; (iv) default under any agreement relating to debt for borrowed money in excess of $15.0 million in the aggregate;
(v) bankruptcy defaults; (vi) failure to pay judgments in excess of $25.0 million; and (vii) the occurrence of an ERISA Event, as defined in the Credit Agreement.

     The foregoing summary description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement (including the Amended and Restated Agreement, the First Amendment and the Second Amendment) filed as Exhibits (b)(1)(a), (b)(1)(b) and (b)(1)(c), respectively, to Schedule 14D-1, a copy of which may be obtained from the offices of the Commission in the manner set forth with respect to information concerning Viad in "Additional Information."

     It is anticipated that the indebtedness incurred through borrowings under the Credit Agreement will be repaid by Viad from time to time from funds generated internally by Viad and its subsidiaries, including the Surviving Corporation, from the proceeds of other borrowings, through the public or private sale of debt or equity securities, through application of proceeds of dispositions, or through a combination of two or more such sources.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Viad and Sub do not believe that rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding MoneyGram and certain information regarding the fairness of the Merger and the consideration offered Stockholders of MoneyGram therein be filed with the Commission and disclosed to shareholders of MoneyGram prior to consummation of the Merger.

     ANTITRUST. Under the HSR Act, certain mergers and acquisitions may not be consummated unless certain information has been furnished to the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The transactions contemplated by the Merger Agreement are subject to the HSR Act requirements. Such information was furnished to the DOJ and the FTC, and on April 21, 1998, MoneyGram and Viad were each notified by the FTC that early termination of the waiting period under the HSR Act was granted effective April 21, 1998.

     APPRAISAL RIGHTS. Stockholders of MoneyGram who do not vote in favor of the Merger may, under certain circumstances and by following the procedures prescribed by Section 262 of the DGCL ("Section 262"), exercise appraisal rights and receive cash for their Shares.

     If a Stockholder of MoneyGram exercises appraisal rights in connection with the Merger under Section 262, any Shares of MoneyGram with respect to which such rights have been exercised and perfected will not be converted into the Merger Consideration but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such Shares pursuant to the laws of the State of Delaware.

     The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Information Statement as Exhibit B and incorporated herein by reference.

     Holders of record of Shares of MoneyGram who hold such Shares continuously through the Effective Time, who follow the procedures in Section 262 with respect to appraisal of their Shares and who have not voted in favor of the Merger, will be entitled to have their Shares appraised by the Court and to receive payment of the "fair value" of such Shares as of the Effective Time, as described below.


     If a proposed merger for which appraisal rights are provided under Section 262 is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record, who was such on the record date for such meeting, that appraisal rights are available and must provide each such stockholder with a copy of Section 262. This Information Statement is being sent by personal delivery or by mail on or about June 19, 1998 to all Stockholders of record of MoneyGram on June 19, 1998, the Record Date, and constitutes notice of the appraisal rights available to such holders under Section 262. As indicated above, a copy of the full text of Section 262 is attached hereto as Exhibit B. A Stockholder electing to demand appraisal of his or her Shares must do so by a separate written demand as provided in Section 262 prior to the taking of the vote on the Merger at the Special Meeting. A vote against the Merger will not constitute a demand for appraisal. Voting in favor of the approval and adoption of the Merger Agreement will constitute a waiver of the Stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the Stockholder. A Stockholder of record who elects to exercise appraisal rights should mail or deliver, before the taking of the vote on the Merger, his or her separate written demand to MoneyGram at 7401 West Mansfield Avenue, Lakewood, Colorado 80235, Attention: Assistant Secretary. The demand should specify the holder's name and mailing address, the number of Shares owned and that such holder is demanding appraisal of his or her Shares. Only a holder of record of Shares of MoneyGram (or such holder's duly appointed representative) is entitled to assert appraisal rights for the Shares registered in that holder's name.

     Within ten days after the Effective Time of the Merger, MoneyGram must notify each Stockholder who has complied with Section 262 and has not voted in favor of the Merger of the date that the Merger became effective.

     Within 120 days after the Effective Time, any Stockholder who has continuously held his or her Shares through the Effective Time, has made a valid written demand and has not voted in favor of approval and adoption of the Merger Agreement and the Merger may (i) file a petition in the Court demanding a determination of the value of Shares, and (ii) upon written request, receive from MoneyGram a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed to the Stockholder within the later of ten days after the written request therefor has been received by MoneyGram or within ten days after expiration of the period for delivery of demands for appraisal.

     If a petition for an appraisal is timely filed, at a hearing on such petition, the Court will determine the Stockholders who have become entitled to appraisal rights and will determine the "fair value" of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such "fair value," the Court is required to take into account all relevant factors and in determining the fair rate of interest, the Court may consider the rate of interest which the surviving corporation would have had to pay to borrow money during the pendency of the proceeding. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application by a Stockholder, the Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     Any holder of Shares who has duly demanded appraisal rights under Section 262 will not, after the Effective Time, be entitled to vote the Shares of MoneyGram subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Shares (except dividends or other distributions payable to Stockholders of record as of a date prior to the Effective Time.)

     If any holder of Shares who demands appraisal rights under Section 262 effectively withdraws or loses his or her right to appraisal, the Shares of such holder will be converted into a right to receive the Offer Price as provided in the Merger Agreement. A holder will effectively lose such holder's right to appraisal if such holder votes in favor of approval and adoption of the Merger Agreement and the Merger, or if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder delivers to MoneyGram a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of MoneyGram. A holder of Shares may also lose such holder's right to appraisal if such holder fails to comply with the Court's direction to submit the certificates representing such Shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

     LITIGATION. Following the announcement of the proposed acquisition of MoneyGram by Viad, two putative class actions on behalf of stockholders of MoneyGram were filed in the Delaware Court of Chancery.

     In Harbor Finance Partners v. James F. Calvano, et al (Case No. 16306-NC), the plaintiff is Harbor Financial Partners ("Harbor") on behalf of itself and allegedly on behalf of all others similarly situated. The defendants are MoneyGram and the directors and certain officers of MoneyGram. Plaintiff alleges, among other things, that the individual defendants have violated their fiduciary obligations to MoneyGram's stockholders and that the consideration to be paid to MoneyGram's stockholders in the acquisition is inadequate. The relief sought by plaintiff includes, among other things, an injunction against consummation of the proposed transactions or, alternatively, rescission and setting aside of such transactions, damages in an unspecified amount, costs, attorneys' fees, and such other relief as may be just and proper.

     In TAAM Associates, Inc. v. James F. Calvano, et al (Case No. 16305-NC), the plaintiff is TAAM Associates, Inc. ("TAAM") on behalf of itself and allegedly on behalf of all others similarly situated. The defendants are MoneyGram, the directors and certain officers of MoneyGram, and Viad. Plaintiff alleges, among other things, that the individual defendants have violated their fiduciary obligations to MoneyGram's stockholders; that the consideration to be paid to MoneyGram's stockholders in the acquisition is inadequate; and that Viad aided and abetted such breaches of duty. The relief sought by plaintiff includes, among other things, an injunction against consummation of the proposed transactions or, alternatively, rescission and setting aside of such transactions, damages in an unspecified amount, costs, attorneys' fees, and such other relief as the Court deems just and proper.

     On April 15, 1988, TAAM and Harbor (collectively the "Plaintiffs") filed and served an Amended Class Action Complaint for Civil Action Nos. 16305-NC and 16306-NC restating the allegations in the original Complaints, filed on April 6, 1998, and alleging, among other things, that the omission of certain information relating to MoneyGram's first quarter 1998 earnings and financial information relied upon by Morgan Stanley & Co. Incorporated, MoneyGram's financial advisor, in rendering its fairness opinion, violated the directors' fiduciary duties to MoneyGram's stockholders.

     In addition, on April 15, 1998, the Plaintiffs filed a Motion for a Preliminary Injunction seeking an order enjoining the defendants from proceeding with and consummation or otherwise closing the transactions, and requiring the Defendants to supplement the materials furnished to MoneyGram's stockholders by disclosing all allegedly material facts and correcting the alleged omissions described in the Amended Class Action Complaint. That Motion, originally scheduled to be heard on May 8, 1998 has been adjourned without a new date being set.

     After consultation with counsel, MoneyGram believes, and has been advised by Viad that it believes, the allegations contained in each of the foregoing actions are meritless and intends to defend such actions vigorously.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Robert H. Bohannon, Philip W. Milne, Ronald G. Nelson, Michael J. Berry, Paul B. Dykstra, Teresa H. Johnson, Karen A. Kracher, Anthony P. Ryan, Scott E. Sayre, Carol Kotek, Laura A. Lane and James M. Litherland, who serve in various capacities as directors or officers of MoneyGram, also serve in various capacities as directors, officers or employees of Viad or its subsidiaries, including Sub. Certain of such individuals are also Viad stockholders.


CERTAIN EFFECTS OF THE CONSUMMATION OF THE MERGER

     MoneyGram has initiated the process necessary to delist the Shares, to terminate the registration of Shares under the Exchange Act and to terminate the duty of MoneyGram to file reports under the Exchange Act. Once the Shares are not listed on the New York Stock Exchange or any other national exchange, the Shares will no longer constitute "margin securities" under the rules of the Federal Reserve Board, with the result, among others, that lenders may no longer extend credit on collateral of the Shares.

     In addition, at the Effective Time, each outstanding Share will be converted into the right to receive the Merger Consideration and the holders of Shares immediately before the consummation of the Merger will possess no further interest in, or rights as stockholders of MoneyGram.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. Such summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit A and is incorporated herein by reference. Capitalized terms not otherwise defined in the following summary of certain provisions of the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

     The Offer. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Sub will commence the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Sub's intention to commence the Offer. The obligation of Sub to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition (defined in the Merger Agreement as the condition that at least the number of Shares that when added to the Shares already owned by Viad shall constitute a majority of the then outstanding Shares on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer) and certain other conditions. Sub and Viad have agreed that no change in the Offer may be made which waives the Minimum Condition, and no change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth herein without the prior consent of MoneyGram.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Sub shall be merged with and into MoneyGram. As a result of the Merger, the separate corporate existence of Sub will cease and MoneyGram will continue as the Surviving Corporation of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Sub, MoneyGram or holders of any Shares, (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of MoneyGram, or owned by Sub, Viad or any direct or indirect wholly owned subsidiary of Viad or of MoneyGram and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be cancelled and shall be converted automatically into the right to receive $17.35 in cash (the "Merger Consideration") payable, after reduction for any required Tax withholding, without interest, to the holder of such Share, upon surrender, in the manner provided in the Merger Agreement, of the certificate that formerly evidenced such Share, (b) each Share held in the treasury of MoneyGram and each Share owned by Sub, Viad or any direct or indirect wholly owned Subsidiary of Viad or MoneyGram immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto, and (c) each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors and officers of Sub immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The Merger Agreement provides that, at the Effective Time, the Certificate restated in a form acceptable to Sub will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that such restated Certificate will contain provisions in accordance with the Directors' and Officers' Indemnification and Insurance Provision of the Merger Agreement. The Merger Agreement also provides that the By-laws of Sub, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     The Merger Agreement provides that each MoneyGram Stock Option outstanding at the Effective Time under MoneyGram's 1996 Stock Option Plan or 1996 Broad-Based Stock Option Plan (the "MoneyGram Stock Options Plans"), shall be canceled by MoneyGram immediately prior to the Effective Time, and each holder of a cancelled MoneyGram Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from MoneyGram in consideration for the cancellation of such MoneyGram Stock Options an amount equal to the product of (i) the number of Shares previously subject to such MoneyGram

Stock Option and (ii) the excess, if any, of the per share amount over the exercise price per share of MoneyGram Common Stock previously subject to such MoneyGram Stock Option, which shall be paid in cash, after reduction for applicable tax withholding. The Merger also provides that MoneyGram Stock Option Plans shall terminate upon the Effective Time.

     The Merger Agreement provides that, notwithstanding any provision of the Merger Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law shall not be convened into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced the Shares in the manner provided in the Merger Agreement.

     Agreements of Viad, Sub and MoneyGram. Pursuant to the Merger Agreement, MoneyGram shall, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable law after receiving the advice of independent counsel, (A) include in the proxy statement sent to the Stockholders in connection with the Stockholders' Meeting (the "Proxy Statement") the recommendation of the Board that the stockholders of MoneyGram approve and adopt the Merger Agreement and the transactions contemplated thereby, and (B) use all reasonable efforts to obtain such approval and adoption. At the Stockholders' Meeting, Viad and Sub will cause all Shares owned by them and their Subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that, notwithstanding the preceding paragraph, in the event that Sub shall acquire at least 90% of the then outstanding Shares, subject to certain conditions, Viad, Sub and MoneyGram agree, at the request of Sub, to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 263 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of MoneyGram's stockholders, in accordance with Delaware Law.

     The Merger Agreement provides that MoneyGram will, if required by applicable law, as soon as practicable following consummation of the Offer, file the Information Statement with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and use all reasonable efforts to have the Information Statement cleared by the Commission. Viad, Sub and MoneyGram will cooperate with each other in the preparation of the Information Statement, and MoneyGram will notify Viad of the receipt of any comments from the Commission with respect to the Information Statement and of any requests by the Commission for any amendment or supplement thereto or for additional information and shall provide to Viad promptly copies of all correspondence between MoneyGram or any representative of MoneyGram and the Commission. MoneyGram will (i) give Viad and its counsel the opportunity to review the Information Statement prior to its being filed with the Commission; (ii) give Viad and its counsel the opportunity to review all amendments and supplements to the Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission; and (iii) consider in good faith the comments and information provided by Viad, Sub and their counsel with respect thereto. Each of MoneyGram, Viad and Sub agreed to use all reasonable efforts, after consultation with the other parties, to respond promptly to all such comments of and requests by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

     The Merger Agreement provides that, except as contemplated therein, neither MoneyGram nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following, without the prior written consent of Viad: (a) amend or otherwise change the Certificate or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of MoneyGram or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of MoneyGram or any Subsidiary (except for the issuance of a maximum of 1,180,625 Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement) or (ii) any assets of MoneyGram or any Subsidiary except in the ordinary course of business consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;
(e) form any new Subsidiaries or implement the formation of a holding company or expend any funds in preparation for any corporate restructuring (including, but not limited to, the formation of a holding company or the merger of any Subsidiary with and into MoneyGram); (f) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person or, except as permitted pursuant to paragraph (j) below, or the posting of letters of credit required by licensing or regulatory authorities in the ordinary course of business, make any loans or advances; (g) authorize capital expenditures in excess of the amount set forth on the Merger Agreement; provided, however, that (i) before making any expenditures for the Coleman Bennet Multi-Currency Project, MoneyGram will involve Sub in the selection of a consultant and will not expend in excess of $5,500,000 for a systems software package or $ 150,000 in consulting fees payable to Coleman Bennett, without the consent of Sub and (ii) MoneyGram will not make any expenditures for new software or hardware for the Future System/Year 2000 Project prior to June 1, 1998, but MoneyGram may incur consulting and similar fees not to exceed $500,000 in aggregate prior to such date and (iii) MoneyGram will not make any capital expenditures other than as set forth in clauses (g)(i) and (g)(ii) in excess of S4,000,000 in the aggregate without the prior consent of Sub, or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth therein; (h) other than as set forth in the Merger Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of MoneyGram or any Subsidiary who are not officers of MoneyGram, or, other than in accordance with existing policies, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of MoneyGram or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (i) other than as required by generally accepted accounting principles and except for the reclassification of the financial paper outstanding from fiduciary liability to operating liability on the balance sheet, make any material change to its accounting policies or procedures; (j) (i) make any advances to agents or, other than potential contractual arrangements with American Express Travel Related Services, Inc. ("American Express"), enter into any agreement with any agent that guarantees or assures payment of minimum aggregate commissions or which grants any signing or other bonus in an amount in excess of $1,500,000 in the aggregate; or (ii) enter into any agreement which would increase the period of time during which any agent retains the proceeds of money order or wire transfer sales prior to remitting such proceeds to MoneyGram provided, however, notwithstanding any other provision of Section 5.01 of the Merger Agreement, MoneyGram may enter into a contract with American Express containing terms substantially similar to those in a specified form of draft contract previously provided to the Sub if such contract does not contain any provision that would confer upon American Express any right of termination, amendment, acceleration, cancellation or withholding of services or payments upon the consummation of the Offer or the Merger or any other transaction contemplated under the Merger Agreement (a "Transaction");

(k) enter into or amend any agreement with any agent, with respect to which the aggregate credit exposure (measured as actual agent remittances due on any one business day) is greater than $500,000, (1) establish any new lines of credit or other credit facilities or replace existing credit facilities with facilities that have terms that are less favorable to MoneyGram; (m) pay, settle, discharge or enter into any agreement for the settlement or compromise of any pending or threatened litigation requiring payment(s) by MoneyGram or any Subsidiary in excess of $1,000,000 in the aggregate; (n) agree in writing, or otherwise, to take any of the foregoing actions or to any other action which would make any representation or warranty of MoneyGram in the Merger Agreement untrue or incorrect in any material respect; or (o) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability.

     Also pursuant to the Merger Agreement, after the date thereof and prior to the Effective Time or the earlier termination of this Agreement, unless Viad shall otherwise agree in writing, MoneyGram covenanted and agreed that it will, and cause each of its Subsidiaries to: (a) conduct their respective businesses in the ordinary and usual course of business consistent with past practice; (b) confer with Viad's designated representatives on a regular and frequent basis regarding operational matters of a material nature and the general status of the ongoing business of MoneyGram, (c) promptly notify Viad of any significant changes in the business, financial condition or results of operation of MoneyGram or its Subsidiaries taken as a whole; (d) promptly notify Viad of any judgment, decree, injunction, rule, notice or order of any Governmental Authority (as defined below) which is reasonably likely to materially restrict the business of MoneyGram and its Subsidiaries as currently conducted or is reasonably likely to have a Material Adverse Effect (as defined below); (e) maintain or renew with financially responsible insurance companies, (i) insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice and (ii) MoneyGram's existing directors and officers indemnification insurance; and (f) use all reasonable best efforts to preserve the business, reputation and prospects of MoneyGram and the Subsidiaries and preserve the current relations of MoneyGram and its Subsidiaries with customers, employees, agents, suppliers and other persons with which MoneyGram or its Subsidiaries has business relations.

     The Merger Agreement defines "Governmental Authority" as any agent, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

     The Merger Agreement defines "Material Adverse Effect" as any change, effect, condition, event or circumstance that is or is reasonably likely to be materially adverse to the business, financial condition, assets, properties or results of operations of MoneyGram and the Subsidiaries, taken as a whole, including, (x) termination of MoneyGram's Agency Agreement with Banco Nacional de Mexico, S.N.C. or (y) termination of MoneyGram's agency agreements with agents (other than American Express and Safeway, Inc. ("Safeway")), representing ten percent or more of the aggregate send or receive transaction volume either sent or received by MoneyGram and its Subsidiaries during 1997; provided, however, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (i) any decrease in the market price of the Shares (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which MoneyGram operates (including legal and regulatory changes), (iii) general economic conditions or change, effects, conditions or circumstances affecting the securities markets generally, (iv) changes arising from the consummation of the Transaction or the announcement of the execution of the Merger Agreement,
(v) any reduction in the price of services or products offered by MoneyGram in response to the reduction in price of comparable services or products offered by a competitor or (vi) any of the items set forth in Schedule 9.03 (e) of the Merger Agreement, generally relating to the failure to enter into a definitive agency agreement with American Express, termination of the current relationship with American Express or termination of the agency agreement with Safeway.

     The Merger Agreement provides that, promptly upon the purchase by Sub of Shares pursuant to the Offer, and from time to time thereafter, in addition to its rights under applicable law and the Certificate and By-laws, Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board and the boards of each of its Subsidiaries as shall give Sub representation on the Board and the boards of each of its Subsidiaries equal to the product of the total number of directors on the Board and the boards of each of its Subsidiaries (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Sub or any Affiliate of Sub following such purchase bears to the total number of Shares then outstanding, and MoneyGram shall, at such time, promptly take all actions necessary to cause Sub's Designees to be elected as directors of MoneyGram and each of its Subsidiaries, including increasing the size of the Board and the boards of each of its Subsidiaries or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, MoneyGram shall use all reasonable efforts to cause persons designated by Sub to constitute the same percentage of the Board of each committee of the Board to the extent permitted by applicable law.

     The Merger Agreement provides that MoneyGram shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 6.03 thereof and shall include in the Statement such information with respect to MoneyGram and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. The Merger Agreement further provides that Viad or Sub shall supply to MoneyGram and be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

     The Merger Agreement provides that following the election of designees of Sub in accordance with the second preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement, the Certificate or the By-laws, any termination of the Merger Agreement by MoneyGram, any extension by MoneyGram of the time for the performance of any of the obligations or other acts of Viad or Sub or waiver of any of MoneyGram's rights thereunder, will require the concurrence of a majority of those directors of MoneyGram then in office who were neither designated by Sub nor are employees of MoneyGram.

     Pursuant to the Merger Agreement, from the date thereof until the Effective Time, MoneyGram shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of MoneyGram and the Subsidiaries to, afford the officers, employees and agents of Viad and Sub and persons providing or committing to provide Viad or Sub with financing for the transactions contemplated by the Merger Agreement reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of MoneyGram and each Subsidiary, and shall furnish Viad and Sub and persons providing or committing to provide Viad or Sub with financing for the transactions contemplated by the Merger Agreement with all financial, operating and other data and information as Viad or Sub, through its officers, employees or agents, may reasonably request and Viad and Sub have agreed to keep such information confidential pursuant to a separate Confidentiality Agreement. MoneyGram, Viad and Sub each also agree to promptly advise each other of information required to update or correct any document filed, published or issued by such parties pursuant to the Offer, the Stockholders' Meeting or the Information Statement.

     The Merger Agreement provides that MoneyGram will, and will direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below). MoneyGram will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, provided, however, that if, at any time prior to the consummation of the Offer, the Board determines in good faith, after receipt of advice from its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the stockholders under applicable law, MoneyGram may, in response to an Acquisition Proposal which was not solicited by or on behalf of MoneyGram subsequent to the date hereof, and subject to compliance with Section 6.05(b) and (c) of the Merger Agreement, (x) furnish information with respect to MoneyGram to any person pursuant to a customary confidentiality agreement (as determined by MoneyGram after receipt of written advice from its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal. The Merger Agreement defines "Acquisition Proposal" as (i) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of MoneyGram and its Subsidiaries or 15% or more of any class of equity securities of MoneyGram or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of MoneyGram or any of its Subsidiaries, (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MoneyGram or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement, or (iv) any other transaction that could reasonably be expected to prevent or materially delay the consummation of the Offer or Merger.

     The Merger Agreement further provides that except as set forth therein, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Viad or Sub, the approval or recommendation by such Board or such committee of the Offer, the Merger, the Transactions or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause MoneyGram to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal with any Person other than Viad or its Affiliates. Notwithstanding the foregoing, in the event that prior to the Offer, the Board determines in good faith, after receipt of advice from outside counsel, that it is necessary to do in order to comply with its fiduciary duties to MoneyGram's stockholders under applicable law, the Board may (x) withdraw or modify its approval or recommendation of the Offer, the Merger, the Transactions or the Merger Agreement or (y) approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement and, if it so chooses, cause MoneyGram to enter into any agreement with respect to any Superior Proposal. The Merger Agreement defines "Superior Proposal" as any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Common Stock then outstanding or all or substantially all of the assets of MoneyGram and its Affiliates on terms which the Board determines in its good faith judgment to be more favorable to MoneyGram's stockholders than the Offer and the Merger, and for which financing is committed or, in the good faith judgment of the Board, is reasonably likely to be timely obtained, and also taking into account the likelihood of any prohibition of, or delay in closing, such Superior Proposal under applicable antitrust law.

     In addition to the obligations of MoneyGram summarized in the preceding two paragraphs, the Merger Agreement provides that, if MoneyGram intends to withdraw or amend its recommendation of the Offer in accordance with Section 6.05 of the Merger Agreement, MoneyGram shall give Sub 48 hours advance written notice, such notice to specify the identity of any third party that has made an Acquisition Proposal and the material terms of such Acquisition Proposal. Following the delivery of such notice, MoneyGram has also agreed promptly to inform the Sub of material developments with respect to such Acquisition Proposal.

     The Merger Agreement provides that Viad agrees that for a period of two years immediately following the Effective Time, it will, or will cause the Surviving Corporation and its Subsidiaries to, continue to maintain employee benefit and welfare plans, programs, contracts, agreements, severance plans and policies (each referred to, for purposes of this paragraph, as a "plan"), for the benefit of active employees of MoneyGram and its Subsidiaries which in the aggregate provide benefits that are comparable to and no less favorable than, benefits provided to such active employees on the date of the Merger Agreement, or to provide during such period benefits equivalent to those provided under corresponding plans of Travelers or Travelers' Subsidiaries if such benefits are greater. Viad guaranteed the Surviving Corporation's performance of such obligations.

     Pursuant to the Merger Agreement, Viad and Sub agreed to honor, without modification, and after the purchase of Shares pursuant to the Offer, Viad agreed to cause MoneyGram and its Subsidiaries to honor, all contracts, agreements, arrangements, policies, plans and commitments of MoneyGram (or any of its Subsidiaries) in effect as of the date of the Merger Agreement which are applicable to any employee or former employee or any director or former director of MoneyGram (or any of its Subsidiaries) set forth therein, including, without limitation, MoneyGram's Executive Retention Plan dated May 13, 1997, as amended on July 8, 1997 and July 21, 1997.

     Pursuant to the Merger Agreement, Viad and Sub agreed to allow active employees of MoneyGram to be eligible to participate in incentive compensation plans and stock option plans applicable to Travelers or its Subsidiaries on terms comparable to the terms on which employees of comparable status and seniority at other comparable Subsidiaries of Viad participate.

     The Merger Agreement further provides that the Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Eight of the Certificate, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of MoneyGram, unless such modification shall be required by law.

     The Merger Agreement also provides that, regardless of whether the Merger becomes effective, MoneyGram shall indemnify and hold harmless, and after the Effective Time indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of MoneyGram and each Subsidiary to the fullest extent permitted under the Certificate and the By-laws for a period of six years after the date of the Merger Agreement.

     The Merger Agreement provides that Viad and the Surviving Corporation shall use their respective reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by MoneyGram (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that if the existing policies expire, are terminated or canceled during such period Viad or the Surviving Corporation will use its reasonable best efforts to obtain substantially similar policies. Notwithstanding the foregoing, in no event shall Viad or the Surviving Corporation be required to expend pursuant to the Merger Agreement more than an amount per year equal to 200% of current annual premiums paid by MoneyGram for such insurance.

     The Merger Agreement provides that, subject to its terms and conditions, each of the panics thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HER Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with MoneyGram and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

     The Merger Agreement provides that if any "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 203 of the Delaware Code, is or may become applicable to the Offer, the Merger, the Merger Agreement or any Transactions, MoneyGram and the members of the Board (or any required and duly constituted Committee thereof) will grant such approvals, and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Transactions.

     The Merger Agreement provides that, following the consummation of the Offer but prior to the Effective Time, (i) MoneyGram will, if requested by the Sub, issue Shares to the Sub representing a maximum of 19.9% of the Shares outstanding immediately prior to such issuance and (ii) MoneyGram will terminate the Credit Agreement between MoneyGram and The Northern Trust Company.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations by MoneyGram as to the organization and qualification, capitalization, authority to enter into the transactions contemplated by the Merger Agreement, no conflicts, required filings and consents, compliance with law, Commission filings, financial statements, absence of certain changes or events concerning MoneyGram's business, absence of litigation, employee benefit plans, labor matters, offer documents, taxes, brokers, certain contracts, real property and leases, trademarks, patents, copyrights and intellectual property, environmental matters, state takeover statutes, insurance and agents. The Merger Agreement also contains customary representations and warranties of Viad and Sub as to corporate organization, authority relative to the Merger Agreement, no conflict, required filings and consents, financing, offer documents and brokers. The representations and warranties in the Merger Agreement shall terminate at the Effective Time or upon the termination of the Merger Agreement pursuant to the terms thereof.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of MoneyGram to the extent required by Delaware Law; (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Viad or Sub or any Affiliate of either of them illegal or otherwise, preventing consummation of the Transactions; and (c) Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, provided, however, that this condition shall not be applicable to the obligations of Viad or Sub if Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination: Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the other Transactions by the stockholders of MoneyGram: (a) by mutual written consent duly authorized by the boards of directors of Viad, Sub and MoneyGram, (b) by either Viad, Sub or MoneyGram if
(i) the Offer is not completed on or before August 30, 1998; provided, however, that the right to terminate the Merger Agreement under this clause (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure to complete the Offer on or before such date; (ii) the Effective Time shall not have occurred on or before October 30, 1998; provided, however, that the right to terminate the Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (iii) any Governmental Authority shall have enacted or promulgated any law, rule or regulation or shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or Merger or making the acquisition of Shares by Viad or Sub, or any Affiliate thereof, illegal, and such law, rule, regulation and such order, decree, ruling or other action shall remain in effect or have become final and nonappealable; (c) by Viad if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition listed in Annex A to the Merger Agreement (as detailed below under the heading "Conditions to the Offer") or the continuing existence of such conditions, Sub shall have (A) failed to commence the Offer within five Business Days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Viad or Sub to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Viad or Sub of any material representation or warranty of either of them contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Sub or Viad its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction or shall have taken any action to facilitate (other than as contemplated by the Agreement), approve or recommend any Acquisition Proposal; or (d) by MoneyGram, upon approval of the Board, if (i) Sub shall have (A) failed to commence the Offer within five Business Days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of MoneyGram to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by MoneyGram of any representation or warranty of it contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Sub or Viad its approval or recommendation of the Offer, the Agreement, the Merger or any other Transaction in order to enter into any agreement for any Acquisition Proposal.

     In the event of the termination of the Merger Agreement pursuant to the terms of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto except under the provisions of the Merger Agreement related to confidentiality, fees and expenses described below, and under certain other provisions of the Merger Agreement which survive termination provided, however, nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement.

     The Merger Agreement provides that, (a) in the event that (i) the Merger Agreement is terminated pursuant to clause (c) (ii) or (d) (ii) of the second preceding paragraph, or (ii) the Merger Agreement is terminated pursuant to clause (b) of the second preceding paragraph and (A) an Acquisition Proposal shall have been publicly disclosed prior to the date of such termination and (B) a Superior Proposal shall have been consummated on or prior to the first anniversary of such termination, MoneyGram shall pay Viad promptly (but, in no event later than three Business Days after such termination shall have occurred or such Superior Proposal shall have been consummated, as the case may be), a fee of $10,000,000 (the "Fee"), which amount shall be payable in immediately available funds.

     Except as set forth in the Merger Agreement, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     The Merger Agreement provides that in the event that MoneyGram fails to pay the Fee when due, MoneyGram shall reimburse Viad and the Sub for the costs and expenses actually incurred or accrued by Viad and the Sub (including, without limitation, fees and expenses of counsel) in connection with the collection and enforcement of Section 8.03 of the Merger Agreement, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate of interest equal to the Base Rate periodically announced by Citibank, N.A., plus two percent.

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (a) the Minimum Condition shall not have been satisfied, (b) any applicable waiting period under the HER Act shall not have expired or been terminated prior to the expiration of the Offer, (c) any Pre-Offer Approval shall not have been obtained or (d) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions shall exist:

          (a) there shall be pending before any court any action or proceeding instituted by any Governmental Authority (i) that is reasonably likely to prohibit or limit materially the ownership or operation by MoneyGram, Viad or any of their Subsidiaries, of all or any material portion of the business or assets of MoneyGram and the Subsidiaries, taken as a whole, or any material portion of the business or assets of Viad and its Subsidiaries, taken as a whole, or to compel MoneyGram, Viad or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of MoneyGram and the Subsidiaries, taken as a whole, or Viad and its Subsidiaries taken as a whole, as a result of the Transactions; (ii) reasonably likely to impose or confirm limitations on the ability of Viad or Sub to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Sub pursuant to the Offer or otherwise on all matters properly presented to MoneyGram's stockholders including, without limitation, the approval and adoption of the Merger Agreement and the Transactions; or (iii) seeking to require divestiture by Viad or Sub of any Shares;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued and deemed applicable to (i) Viad, MoneyGram or any Subsidiary or Affiliate of Viad or MoneyGram or (ii) any Transaction, by any Governmental Authority, domestic or foreign, which is reasonably likely to result, directly or indirectly in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

          (c) there shall have occurred, and be continuing, any change, condition, event or other development that, individually or in the aggregate, has a Material Adverse Effect;

          (d) any representation or warranty of MoneyGram in the Merger Agreement that is qualified by materiality or Material Adverse Effect shall not be true and correct, or without regard to such qualifications, any such representations or warranties shall not be true and correct so as to in aggregate have a Material Adverse Effect, or any representation or warranty not so qualified shall not be true and correct in all material respects, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except for representations and warranties made as of a specific date which shall be true and correct as of such date) or MoneyGram shall not have delivered to Viad a certificate of MoneyGram to such effect signed by a duly authorized officer thereof and dated as of the date on which Viad shall first accept Shares for payment;

          (e) MoneyGram shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of MoneyGram to be performed or complied with by it under the Merger Agreement;

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) Sub and MoneyGram shall have agreed that Sub shall terminate the Offer or postpone the acceptance for payment of a payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of Sub and Viad and may be asserted by Sub or Viad regardless of the circumstances giving rise to any such condition or may be waived by Sub or Viad in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Condition may not be waived without the prior approval of MoneyGram and that no change may be made which decreases the price per Share payable in the Offer or which imposes conditions to the Offer in addition to those set forth above. The failure by Viad or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     Except as otherwise specifically provided in the Merger Agreement, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     Amendment, Extension and Waiver. To the extent permitted by applicable law, the Merger Agreement may be amended by the parties at any time before or after approval of the Merger Agreement by the Stockholders of MoneyGram; provided, however, that after any such Stockholder approval, no amendment shall be made which by law requires further approval of MoneyGram's Stockholders without the approval of such Stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by any other party or (iii) subject to the Merger Agreement, waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Merger. The summary does not address all aspects of federal income taxation that may be relevant to a particular holder of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable state, local, foreign, or other tax laws. The discussion assumes that each holder of Shares holds such Shares as capital assets within the meaning of Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Merger will depend on the particular circumstances of the holder. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

     The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a holder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares and the holder's adjusted tax basis in such Shares. In the case of a holder that is a corporation, such gain or loss will be taxed at a maximum federal tax rate of 35%. In the case of a holder who is an individual, such gain or loss will be capital gain or loss, and may be taxed at the maximum federal tax rate of 39.6% (if the Shares were held by the holder for one year or less), 28% (if the Shares were held by the holder for more than one year but not more than 18 months), or 20% (if the Shares were held by the holder for more than 18 months). The gain or loss of an individual holder who is otherwise in the 15% federal tax bracket will be taxed at the rate of 15% (if the Shares were held by the holder for 18 months or less) or 10% (if the Shares were held by the holder for more than 18 months). Legislation has been proposed in both the United States Senate and the United States House of Representatives that would eliminate the 18-month holding period and provide that the gain from the sale of capital assets held for more than one year would in some cases be taxed at maximum rates different from those set forth above, effective for taxable years beginning after December 31, 1997. It is not possible to predict whether or in what form any such legislation may be enacted, or the effective date of such legislation if enacted.

     Amounts received in exchange for a holder's Shares pursuant to the Merger will not generally be subject to federal income tax withholding. Withholding at the rate of 31% ("backup withholding"), however, will be required if a holder fails to comply with certain reporting and certification requirements. In order to prevent such backup withholding, each holder tendering Shares pursuant to the Merger must provide the Depositary with such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing and filing a Form W-9 with the Depositary prior to the time any payments are made pursuant to the Offer. Certain stockholders (including, among others, corporations and certain foreign persons) are not subject to backup withholding provided they establish their status when required to do so. If the holder is a nonresident alien or foreign entity not subject to backup withholding, the holder must give the Depositary a completed Form W-8, "Certificate of Foreign Status," prior to the time any such payments are made.

     A holder who does not sell Shares in the Merger and who exercises his or her appraisal rights with respect to such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See "The Merger Agreement -- Certain Legal Matters; Regulatory Approvals -- Appraisal Rights."

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE A SUBSTITUTE FOR

CAREFUL TAX PLANNING. MOREOVER, THE DISCUSSION IS BASED UPON PRESENT LAW AND IT IS IMPOSSIBLE TO PREDICT THE EFFECT, IF ANY, THAT FUTURE LEGISLATION COULD HAVE ON THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

                  SELECTED FINANCIAL INFORMATION OF MONEYGRAM

     The following table sets forth selected financial data for MoneyGram for the quarter ended March 31, 1998, and for 1997 and prior years, presented on a carve-out basis for the transition of the business from an operating subsidiary of Integrated Payment Systems, Inc. ("IPS") to a stand-alone public company and are derived from historical financial data of IPS excerpted or derived from the audited financial statements contained in the MoneyGram 10-Q and the MoneyGram 10-K (as defined herein). The financial data includes allocations of operating and general and administrative expenses to the Company from IPS. Such allocations do not necessarily reflect the expenses that were or will be incurred by MoneyGram operating as a stand-alone entity. Management of MoneyGram stated in the MoneyGram 10-K that it believed that costs had been determined and allocated on a reasonable basis and all costs attributable to conducting the business of MoneyGram had been included in MoneyGram's financial statements. In the opinion of MoneyGram's management, such expenses were not materially affected by MoneyGram operating as a stand-alone entity. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis" and the financial statements appearing in MoneyGram's 10-K. The financial and operating information for the years ended December 31, 1993, and 1994 are derived from unaudited financial statements. More comprehensive financial information is included in such reports and other documents filed by MoneyGram with the Securities Exchange Commission (the "Commission"), and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein.

                        MONEYGRAM PAYMENT SYSTEMS, INC.

                       SELECTED FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               THREE MONTHS
                                  ENDED
                                MARCH 31,                      YEAR ENDED DECEMBER 31,
                            ------------------   ----------------------------------------------------
                            1998(1)   1997(1)      1997       1996        1995       1994      1993
                            -------   --------   --------   --------    --------    -------   -------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operating
  Data:
  Revenues:
     Fee and other........  $28,868   $ 26,325   $113,637   $108,578    $ 94,242    $71,015   $48,815
     Foreign exchange.....    5,927      6,068     27,274     29,141      42,826     20,373     3,070
                            -------   --------   --------   --------    --------    -------   -------
          Total
            revenues......   34,795     32,393    140,911    137,719     137,068     91,388    51,885
  Expenses:
     Agent commissions and
       amortization of
       agent contract
       acquisition
       costs..............   11,453     11,007     52,851     44,255      34,801(2)  28,742    22,112
     Processing costs.....    7,980      6,025     26,702     23,930      24,542     15,334    12,361
     Advertising and
       promotion..........    7,044      5,994     28,091     29,113      33,822     19,523    13,708
     Selling, service and
       general and
       administrative.....    5,476      5,827     25,457     16,745(3)   14,247(3)   8,378     6,900
                            -------   --------   --------   --------    --------    -------   -------
          Total
            Expenses......   31,953     28,853    133,101    114,043     107,412     71,977    55,081
Income (loss) before
  income taxes............    2,842      3,540      7,810     23,676      29,656     19,411    (3,196)
Net income (loss).........  $ 1,762   $  2,160   $ 11,680   $ 14,631    $ 18,294    $12,176   $(2,077)
Basic net income (loss)
  per common share(4).....  $   .11   $    .13   $    .70   $    .88    $   1.10    $   .73   $  (.12)
Diluted net income (loss)
  per common share........  $   .11   $    .13   $    .70   $    .88    $   1.10    $   .73   $  (.12)

---------------
(1) The financial information should be read in conjunction with the Company's annual consolidated financial statements and notes included in its Annual Report on Form 10-K for the year ended December 31, 1997. These unaudited financial statements reflect all material and normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of the interim period. The results of the interim period are not necessarily indicative of results to be expected for the full year.

(2) Net of a $2.5 million commission rebate from Banamex received by MoneyGram during the first quarter of 1995.

(3) Includes costs and expenses related to obtaining consents from MoneyGram agents to permit the assignment of their agent contracts to MoneyGram of $375,000 in the fourth quarter of 1995 and $500,000 in 1996.

(4) Gives effect to MoneyGram's issuance to IPS of 16,624,900 common shares prior to the initial public offering completed on December 11, 1996.

                                   THREE MONTHS
                                       ENDED
                                     MARCH 31,                     YEAR ENDED DECEMBER 31,
                                -------------------   -------------------------------------------------
                                1998(1)    1997(1)      1997       1996      1995      1994      1993
                                --------   --------   --------   --------   -------   -------   -------
                                                            (IN THOUSANDS)
Balance Sheet Data (at end of
  period):
  Assets restricted to
     settlement of MoneyGram
     transactions.............  $  6,661   $ 23,538   $ 14,040   $ 11,287   $26,010   $20,927   $12,827
  Fixed assets at cost, net of
     depreciation.............    12,839     10,011     10,540      9,127     6,000     3,084     1,275
  Cost of acquiring agent
     contracts, net of
     amortization.............    14,690     18,628     15,943     18,175     7,979     3,401     1,956
          Total assets........  $173,986   $133,464    136,718    113,729    41,618    28,583    16,502
          Total liabilities...    72,367     41,874     35,556     24,299    40,449    35,411    17,358
  Stockholders' equity
     (deficit)................   101,619     91,590    101,162     89,430     1,169    (6,828)     (856)
Operating Data:
  Number of MoneyGram agent
     locations (at end of
     period)..................      22.0       20.0       22.0       18.5      17.2      16.0      14.1
  Number of transactions......     1,437      1,282      5,867      5,781     5,393     3,285     2,040

---------------
(1) See Note 1, above.

     Projected and First Quarter 1998 Financial Information. In connection with Viad's review of MoneyGram and in the course of the negotiations described under the caption "Background of the Merger," MoneyGram and its representatives provided Viad with certain business and financial information which Viad and Sub believe is not publicly available. This information included projections (the "Projections") for the fiscal years ended December 31, 1998, 1999 and 2000, for revenues of $164,780,000, $199,439,421 and $248,878,784, respectively, and for net income for such periods of $13,663,000, $22,545,508 and $35,514,291, respectively. The Projections also included forecasts for the four quarters ending March 31, June 30, September 30 and December 31, 1998 for revenues of $34,018,000, $40,073,000, $44,158,000, and $46,531,000, respectively and for net income of $1,173,000, $2,995,000, $4,403,000 and $5,092,000, respectively.
Actual revenues for the quarter ended March 31, 1998 were $34,795.

     The information provided to Viad also included preliminary unaudited information for the individual months ended January and February 1998 of revenues of $10,867,000 and $11,070,000, respectively, and net income of $303,000 and $368,000, respectively.

     Viad expressed concern regarding the ability of MoneyGram to achieve the Projections, which generally were substantially higher than published consensus analyst estimates for MoneyGram, and informed MoneyGram that it disagreed with a number of its assumptions and did not believe that such Projections could be achieved. Based on the historical performance of MoneyGram and the results of Viad's due diligence (including its analysis of MoneyGram's preliminary unaudited results of operations for January and February of 1998), Viad did not rely to any material degree upon the Projections in performing its valuation analysis of MoneyGram. Furthermore, Viad has been advised by MoneyGram and Morgan Stanley that the Board did not rely on the Projections in evaluating the Offer.

     In evaluating MoneyGram, Viad considered MoneyGram's financial condition, results of operations, business and prospects, including the preliminary unaudited results of operations for January and February of 1998. Additionally, Viad considered the possibility that MoneyGram's relationship with one or more key agents were subject to uncertainty and that MoneyGram's relationships with its principal agent in its largest market is subject to renewal in 2002. Viad also considered the future capital needs and management resources necessary to effect MoneyGram's systems reinvention to achieve Year 2000 compliance and foreign currency functionality and the need to execute promptly in order to timely introduce new products and avoid business disruption.

     Viad also evaluated MoneyGram's deferred tax asset and the impact of amortization of existing and anticipated agent signing bonuses on the future earnings and cash flows of MoneyGram. Viad has also evaluated the potential operating expense savings which could be realized with the combination of its operations with MoneyGram's. Viad has considered as part of its analysis MoneyGram's growth relative to the industry and trends in the markets in which it competes (including trends in transaction volumes and pricing).

     MONEYGRAM HAS ADVISED VIAD AND SUB THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO VIAD. THEY WERE NOT PREPARED WITH A VIEW TO RELIANCE BY MONEYGRAM STOCKHOLDERS IN MAKING A DECISION IN CONNECTION WITH THE OFFER OR IN MAKING ANY OTHER INVESTMENT DECISION. NONE OF VIAD, SUB, MONEYGRAM OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, ALL ESTABLISHED BY MANAGEMENT OF MONEYGRAM, RELATING TO THE BUSINESSES OF MONEYGRAM, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED AND ARE FORWARD LOOKING STATEMENTS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MONEYGRAM. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS SET FORTH ABOVE WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY MONEYGRAM'S INDEPENDENT PUBLIC ACCOUNTANTS.

     FOR THESE REASONS, AS WELL AS THE BASES ON WHICH THE PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT VIAD, SUB, MONEYGRAM, ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. VIAD PERFORMED AN INDEPENDENT ASSESSMENT OF MONEYGRAM'S VALUE AND DID NOT RELY UPON THE PROJECTIONS. NONE OF MONEYGRAM, VIAD, SUB OR ANY OTHER PARTY HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT THE PROJECTIONS WILL NOT BE REALIZED.

                      PRICE RANGE OF THE SHARES; DIVIDENDS

     Prior to the Offer, the Shares were listed on the NYSE under the symbol "MNE." The following table sets forth, for the indicated calendar periods, the reported high and low prices of the Shares on the NYSE Composite Table. The Shares had been listed on the NYSE since December 11, 1996. As a result of the consummation of the Offer, the NYSE has suspended trading in the Shares and initiated procedures to delist the Shares, anticipated to be effective on or about June 23, 1998. MoneyGram filed an application for deregistration of the Shares with the Commission on June 4, 1998.

                                                               HIGH        LOW
                                                              -------    -------
1996:
  First Quarter.............................................      N/A        N/A
  Second Quarter............................................      N/A        N/A
  Third Quarter.............................................      N/A        N/A
  Fourth Quarter (December 11 through December 31)..........  $ 14.50    $ 13.25
1997:
  First Quarter.............................................  $ 14.50    $ 6.875
  Second Quarter............................................  $ 15.75    $ 8.375
  Third Quarter.............................................  $18.625    $ 14.50
  Fourth Quarter............................................  $17.875    $  8.50
1998:
  First Quarter (through March 31, 1998)....................  $15.125    $10.375
  Second Quarter (through May 31, 1998).....................  $ 17.75    $ 15.25

     No dividends have been paid on the Shares in the past. Additionally, the Merger Agreement prohibits MoneyGram from declaring or paying any dividends until the effectiveness of the Merger.

     On February 23, 1998, the day that Viad submitted an initial indication of interest to MoneyGram, the last reported sales price on the NYSE was $12.5625. On March 6, 1998, approximately one month prior to the public announcement of the execution of the Merger Agreement, the last reported sales price on the NYSE was $12.6250. On April 3, 1998, the last full trading day prior to the announcement of the terms of the Merger Agreement, the last reported sales price per Share on the NYSE was $15.5625. On April 9, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price per Share on the NYSE was $17.3125.

                                 OTHER MATTERS

     Management of MoneyGram knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting.

                             ADDITIONAL INFORMATION

     MoneyGram is subject to the informational requirements of the Exchange Act, and in accordance therewith, is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning MoneyGram's directors and officers, their remuneration, stock options granted to them, the principal holders of MoneyGram's securities and any material interest of such persons in transactions with the Company is required to be described in periodic proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information, including (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by a Form 10-K/A filed on April 24, 1998 (the "MoneyGram 10-K"), (ii) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1988 (the "MoneyGram 10-Q") and (iii) the Company's Current Reports, on Form 8-K dated December 24, 1997 (filed January 1, 1998) and January 8, 1998 (filed January 21, 1998 and amended on March 9, 1998), should be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains an Internet site on the worldwide web at http://www.sec.gov that contains reports and other information.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of MoneyGram at and for the three years ended December 31, 1997, incorporated into this Proxy Statement by reference to MoneyGram's Annual Report 10K for such period, have been incorporated in reliance on the report of Ernst & Young LLP, independent public accountants, also incorporated by reference herein. A representative of Ernst & Young will NOT be at the Special Meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by MoneyGram with the Commission pursuant to the Exchange Act are incorporated herein by reference.

          1. The Annual Report of MoneyGram on Form 10-K (as amended by a Form 10-K/A filed on April 24, 1998) for its fiscal year ended December 31, 1998 (the "MoneyGram 10-K"); and

          2. The Quarterly Report of MoneyGram on Form10-Q for the three month period ended March 31, 1998 (the "MoneyGram 10-Q"); and

          3. The Company's Current Reports on Form 8-K, dated December 24, 1997 (filed January 1, 1998) and January 8, 1998 (filed January 21, 1998 and amended March 9, 1998).

     All documents filed by MoneyGram with the Commission pursuant to Section 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated herein by reference. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Information Statement.

                                          By Order of the Board of Directors


                                          /s/ SCOTT E. SAYRE


                                          --------------------------------------
                                          Scott E. Sayre
                                          Secretary

                                                                       EXHIBIT A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                   VIAD CORP,

                      PINE VALLEY ACQUISITION CORPORATION

                                      AND

                        MONEYGRAM PAYMENT SYSTEMS, INC.

                           DATED AS OF APRIL 4, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                                    THE OFFER

Section 1.01.  The Offer...................................................     1
Section 1.02.  Company Action..............................................     2

                                   ARTICLE II

                                   THE MERGER

Section 2.01.  The Merger..................................................     3
Section 2.02.  Effective Time; Closing.....................................     3
Section 2.03.  Effect of the Merger........................................     3
Section 2.04.  Certificate of Incorporation; By-laws.......................     3
Section 2.05.  Directors and Officers......................................     3
Section 2.06.  Conversion of Securities....................................     4
Section 2.07.  Employee Stock Options......................................     4
Section 2.08.  Dissenting Shares...........................................     4
Section 2.09.  Surrender of Shares; Stock Transfer Books...................     4

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.  Organization and Qualification; Subsidiaries................     5
Section 3.02.  Certificate of Incorporation and By-laws....................     6
Section 3.03.  Capitalization..............................................     6
Section 3.04.  Authority Relative to this Agreement........................     6
Section 3.05.  No Conflict; Required Filings and Consents..................     7
Section 3.06.  Compliance..................................................     7
Section 3.07.  SEC Filings; Financial Statements...........................     7
Section 3.08.  Absence of Certain Changes or Events........................     8
Section 3.09.  Absence of Litigation.......................................     8
Section 3.10.  Employee Benefit Plans......................................     8
Section 3.11.  Labor Matters...............................................    10
Section 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement............    10
Section 3.13.  Taxes.......................................................    10
Section 3.14.  Brokers.....................................................    11
Section 3.15.  Certain Contracts...........................................    11
Section 3.16.  Real Property and Leases....................................    11
Section 3.17.  Trademarks, Patents, Copyrights and Intellectual Property...    11
Section 3.18.  Environmental Matters.......................................    12
Section 3.19.  Statute Takeover Statutes...................................    12
Section 3.20.  Insurance...................................................    12
Section 3.21.  Agents......................................................    12

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 4.01.  Corporate Organization......................................    13
Section 4.02.  Authority Relative to this Agreement........................    13
Section 4.03.  No Conflict; Required Filings and Consents..................    13
Section 4.04.  Financing...................................................    13

                                                                             PAGE
                                                                             ----
Section 4.05.  Offer Documents; Proxy Statement............................    13
Section 4.06.  Brokers.....................................................    14

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.  Conduct of Business by the Company Pending the Merger.......    14
Section 5.02.  Additional Covenants........................................    16

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

Section 6.01.  Stockholders' Meeting.......................................    16
Section 6.02.  Proxy Statement.............................................    16
Section 6.03.  Company Board Representation; Section 14(f).................    17
Section 6.04.  Access to Information; Confidentiality......................    17
Section 6.05.  No Solicitation of Transactions.............................    18
Section 6.06.  Employee Benefits Matters...................................    19
Section 6.07.  Directors' and Officers' Indemnification and Insurance......    19
Section 6.08.  Further Action; Reasonable Best Efforts.....................    19
Section 6.09.  Public Announcements........................................    19
Section 6.10.  Confidentiality Agreement...................................    19
Section 6.11.  SEC and Stockholder Filings.................................    20
Section 6.12.  Takeover Statutes...........................................    20
Section 6.13.  Certain Actions.............................................    20

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

Section 7.01.  Conditions to the Merger....................................    20

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

Section 8.01.  Termination.................................................    20
Section 8.02.  Effect of Termination.......................................    21
Section 8.03.  Fees........................................................    21
Section 8.04.  Amendment...................................................    22
Section 8.05.  Waiver......................................................    22

                                   ARTICLE IX

                               GENERAL PROVISIONS

Section 9.01.  Non-Survival of Representations, Warranties and
               Agreements..................................................    22
Section 9.02.  Notices.....................................................    22
Section 9.03.  Certain Definitions.........................................    23
Section 9.04.  Severability................................................    24
Section 9.05.  Entire Agreement; Assignment................................    25
Section 9.06.  Parties in Interest.........................................    25
Section 9.07.  Governing Law...............................................    25
Section 9.08.  Headings....................................................    25
Section 9.09.  Counterparts................................................    25

ANNEX A

     Conditions to the Offer

ANNEX B

     Agreement Respecting the Plans and Other Employee Benefit Matters

SCHEDULES

3.01........................................................  Subsidiaries
3.03........................................................  Stock Options
3.04(b).....................................................  Company Approvals
3.05(a).....................................................  Conflicts
3.05(b).....................................................  State/Foreign Regulatory
                                                              Consents/Notices
3.06........................................................  Compliance
3.07(c).....................................................  Financials
3.08........................................................  Certain Changes or Events
3.09........................................................  Litigation
3.10(a).....................................................  Employee Benefits Plans
3.10(f).....................................................  WARN Disclosure
3.10(g).....................................................  Foreign Benefit Plans
3.13........................................................  Taxes
3.15........................................................  First Data Corporation Agreements
3.17(b).....................................................  Intellectual Property
3.17(c).....................................................  Intellectual Property
3.20........................................................  Insurance
3.21........................................................  Agents
5.01(g).....................................................  Capital Expenditures
9.03........................................................  Material Adverse Affect

   GLOSSARY OF DEFINED TERMS(NOT PART OF THIS AGREEMENT)

                        DEFINED TERM                            LOCATION OF DEFINITION
                        ------------                            ----------------------
Acquisition Proposal........................................    sec. 6.05(a)
Affiliate...................................................    sec. 9.03(a)
Agents......................................................    sec. 3.21
Agreement...................................................    Preamble
American Express............................................    sec. 5.01(j)
Banamex.....................................................    sec. 3.15
Beneficial Owner............................................    sec. 9.03(b)
Blue Sky Laws...............................................    sec. 3.05(b)
Board.......................................................    Recitals
Business Day................................................    sec. 9.03(c)
Certificate of Merger.......................................    sec. 2.02
Certificates................................................    sec. 2.09(b)
Code........................................................    sec. 9.03(d)
Company.....................................................    Preamble
Company Approvals...........................................    sec. 3.04(b)
Company Common Stock........................................    Recitals
Company Stock Option........................................    sec. 2.07
Company Stock Option Plans..................................    sec. 2.07
Confidentiality Agreement...................................    sec. 6.04(c)
Control.....................................................    sec. 9.03(e)
Delaware Law................................................    Recitals
Dissenting Shares...........................................    sec. 2.08
Effective Time..............................................    sec. 2.02
Environmental Laws..........................................    sec. 9.03(f)
Environmental Permits.......................................    sec. 3.18
ERISA.......................................................    sec. 3.10(a)
Exchange Act................................................    sec. 1.02(b)
Fee.........................................................    sec. 8.03(a)
Foreign Plan................................................    sec. 3.10(g)
Governmental Authority......................................    sec. 9.03(g)
Hazardous Substances........................................    sec. 9.03(h)
HSR Act.....................................................    sec. 3.05(b)
Indemnified Parties.........................................    sec. 6.07(b)
Intellectual Property.......................................    sec. 3.17(b)
IRS.........................................................    sec. 3.10(a)
Material Adverse Effect.....................................    sec. 9.03(i)
Merger......................................................    Recitals
Merger Consideration........................................    sec. 2.06(a)
Minimum Condition...........................................    sec. 1.01(a)
Morgan Stanley..............................................    sec. 1.02(a)
1997 Balance Sheet..........................................    sec. 3.07(c)
Offer.......................................................    Recitals
Offer Documents.............................................    sec. 1.01(b)
Offer to Purchase...........................................    sec. 1.01(b)
Option Spread...............................................    sec. 2.07
Parent......................................................    Preamble

                        DEFINED TERM                            LOCATION OF DEFINITION
                        ------------                            ----------------------
Paying Agent................................................    sec. 2.09(a)
Per Share Amount............................................    Recitals
Person......................................................    sec. 9.03(j)
Plans.......................................................    sec. 3.10(a)
Pre-Offer Approvals.........................................    sec. 3.05(b)
Proxy Statement.............................................    sec. 3.12
Purchaser...................................................    Preamble
Returns.....................................................    sec. 9.03(k)
Schedule 14D-1..............................................    sec. 1.01(b)
Schedule 14D-9..............................................    sec. 1.02(a)
SEC.........................................................    sec. 9.03(l)
SEC Reports.................................................    sec. 3.07(a)
SEC Rules...................................................    sec. 9.03(m)
Securities Act..............................................    sec. 3.07(a)
Shares......................................................    Recitals
Stockholders' Meeting.......................................    sec. 6.01(a)
Subsidiary..................................................    sec. 9.03(n)
Superior Proposal...........................................    sec. 6.05(b)
Surviving Corporation.......................................    sec. 2.01
Takeover Statute............................................    sec. 6.12
Tax.........................................................    sec. 9.03(o)
Taxpayer....................................................    sec. 3.13
Transactions................................................    sec. 3.04(a)
WARN........................................................    sec. 3.10(f)

     AGREEMENT AND PLAN OF MERGER dated as of April 4, 1998 (this "Agreement") among VIAD CORP, a Delaware corporation ("Parent"), PINE VALLEY ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent ("Purchaser"), and MONEYGRAM PAYMENT SYSTEMS, INC., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") (such shares of Company Common Stock being hereinafter collectively referred to as "Shares") for $17.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

     WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.01. The Offer. (a) Upon the terms, and subject to the conditions of this Agreement, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five Business Days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that when added to the Shares already owned by Parent shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that the Minimum Condition may not be waived without the prior approval of the Company and that no change may be made which decreases the price per Share payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 Business Days following the commencement of the Offer computed in accordance with SEC Rules) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by the SEC Rules applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 Business Days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 75 percent or more, but less than 90 percent, of the outstanding Shares on a fully diluted basis; provided, however, that (A) if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is either
(x) the failure of the waiting period under the HSR Act to have expired or been terminated, or (y) the failure to obtain a Pre-Offer Approval, the Purchaser shall extend the Offer from time to time until five Business Days after the later of expiration or termination of the waiting period under the HSR Act or the receipt of all Pre-Offer Approvals and (B) if the sole condition remaining unsatisfied on the initial scheduled expiration date of the Offer is the condition set forth in paragraph (e) of Annex A, the Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer from time to time until five Business Days after such breach is cured (provided that Purchaser shall not be required to extend the Offer under A or B beyond 45 calendar days after such initial scheduled expiration date). The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC (i) a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     Section 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the Board, at a meeting duly called and held on April 4, 1998, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby (such approval and adoption having been made in accordance with the provisions of sec.203 of Delaware Law) and (C) recommended that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. Unless the recommendation of the Board has been withdrawn in accordance with Section 6.05, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence and agrees to cause Morgan Stanley to consent to the inclusion of its written opinion in the offering documents forming a part of the Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"). The Company has been advised by each of its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC the Schedule 14D-9 containing, unless the recommendation of the Board has been withdrawn in accordance with Section 6.05, the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER

     Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law or such later time as may be specified in the Certificate of Merger (the date and time when the Merger shall become effective being the "Effective Time").

     Section 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 2.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of the Company shall be restated in the form acceptable to Purchaser and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that such restated Certificate of Incorporation shall be in accordance with the provisions of Section 6.07 hereof.

     (b) The By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     Section 2.05. Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     Section 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, after reduction for any required Tax withholding, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share;

          (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.07. Employee Stock Options. Each stock option (a "Company Stock Option") outstanding at the Effective Time under the Company's 1996 Stock Option Plan or 1996 Broad-Based Stock Option Plan (the "Company Stock Option Plans") shall be canceled by the Company immediately prior to the Effective Time, and each holder of a canceled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock previously subject to such Company Stock Option. The Option Spread, after reduction for applicable Tax withholding, if any, shall be paid in cash. Upon the Effective Time, the Company Stock Option Plans shall terminate.

     Section 2.08. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

     Section 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as its paying agent (the "Paying Agent") who shall also act as agent for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Promptly upon receipt, any such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or

Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, after reduction for any required withholding Tax and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

     (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

     (e) Parent and/or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts, if any, as Parent and/or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent and/or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent and/or the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser that:

     Section 3.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Schedule 3.01. Except as disclosed in Schedule 3.01, the Company and its Subsidiaries does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     Section 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and By-Laws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision thereof.

     Section 3.03. Capitalization. The authorized capital stock of the Company consists of 100,000,000 Shares. As of the date hereof, (i) 16,513,800 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 111,200 Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries and (iv) 1,200,000 Shares are reserved for future issuance pursuant to employee stock options granted pursuant to the Company's Stock Option Plans. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.03 contains a list of all options to purchase any capital stock of the Company. There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person other than to agents and wholly owned Subsidiaries of the Company, in the ordinary course of business consistent with past practice. There are no commitments, understandings, restrictions or arrangements obligating the Company to purchase, redeem or acquire, or register under any securities law any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe to any shares of capital stock of the Company. Except for any obligations in connection with this Agreement, there are not as of the date hereof, and there will not be at the Closing Date, any stockholder agreement, voting trust or other agreements or understandings to which the Company is a party or to which it is bound, relating directly or indirectly to any Company Common Stock.

     Section 3.04. Authority Relative to this Agreement. (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company.

     (b) Schedule 3.04(b) lists all material permits, registrations, licenses, franchises, certifications and other approvals, including without limitation, all money transfer or sale of checks licenses (collectively, the "Company Approvals") required from any Governmental Authority, in order for the Company and its Subsidiaries to conduct its business as presently conducted. The Company has obtained all Company Approvals except where the lack of such Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to, nor bound by, any agreement with, or judgment, decree or order issued by, any Governmental Authority which, individually or in the aggregate, has a Material Adverse Effect.

     Section 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) except as set forth in Schedule 3.05(a), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected other than conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect, or
(iii) except as set forth on Schedule 3.05(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, other than breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) requirements of state and foreign banking, currency or other regulatory authorities (all of which requirements including, without limitation, the identification of all authorizations, consents or approvals required to consummate the Offer ("Pre-Offer Approvals") are set forth in Schedule 3.05(b)) and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.06. Compliance. Except as set forth on Schedule 3.06, neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, the Money Laundering Control Act, and the Bank Secrecy Act, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 11, 1996 and has heretofore made available to Parent, in the form filed with the SEC, (i) its Registration Statement on Form S-1, as amended, filed with the SEC on December 11, 1996, (ii) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1996 and (iv) all other forms, reports and other registration statements filed by the Company with the SEC since January 1, 1996 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Subsidiaries as at December 31, 1997, including the notes thereto (the "1997 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since December 31, 1997, (ii) that would not, individually or in the aggregate, have a Material Adverse Effect or (iii) as set forth on Schedule 3.07(c).

     (d) The Transactions Summaries, dated March 10, 1998 and April [1], 1998, provided to Parent and Purchaser by the Company, accurately sets forth the number of transactions sent and received by the Company and its Subsidiaries during the 1997 fiscal year and January and February 1998.

     Section 3.08. Absence of Certain Changes or Events. From December 31, 1997 through the date hereof, except as set forth on Schedule 3.08 or disclosed in any SEC Report, there has not been (i) a Material Adverse Effect, (ii) any material change by the Company in its accounting methods, principles or practices, (iii) any entry by the Company or any Subsidiary into any contract material to the Company and the Subsidiaries, taken as a whole, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities or (v) other than pursuant to the contracts specified in Section 3.10 and Annex B, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice.

     Section 3.09. Absence of Litigation. Except as set forth on Schedule 3.09, as of the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

     Section 3.10. Employee Benefit Plans. (a) Schedule 3.10(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, incentive, deferred compensation, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the

Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has previously made available to Parent a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (the "IRS") Form 5500. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide material compensation or benefits to any individual or (iii) to modify or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) Other than as specifically disclosed in Schedule 3.10(a), none of the Plans are subject to Title IV of ERISA. The Company does not maintain or contribute to any Voluntary Employee Benefit Association under Section 501(c)(9) of the Code. Other than as specifically disclosed in Schedule 3.10(a), none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under
Section 4999 of Code. Other than as specifically disclosed in Schedule 3.10(a), none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. The Company is not a Party to any Multi-Employer Plan as that term is defined in ERISA.

     (c) Each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, it being understood that the Company has yet to file a determination letter request with the IRS with regard to such plans.

     (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that could reasonably be expected to result in a material liability to the Company or any Subsidiary. The Company has not incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Reportable Event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title 4 of ERISA other than a Reportable Event with respect to which the 30-day notice requirement has been waived).

     (e) Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary has performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any Plan. No Plan is under audit or investigation by any Governmental Authority nor has the Company or any Subsidiary been notified of any audit or investigation.

     (f) The Company and the Subsidiaries have not incurred any liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Schedule 3.10(f) lists (i) all the employees terminated or laid off by the Company or any Subsidiary during the 90 days prior to the date hereof and (ii) all the employees of the Company or any Subsidiary who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof and describes all notices given by the Company and the Subsidiaries in connection with WARN. The Company will, by written notice to Parent and Purchaser, update Schedule 3.10(f) to include any such terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide Parent and Purchaser with any related information which they may reasonably request.

     (g) Except as set forth in Schedule 3.10(g) the Company and its Subsidiaries do not have any Plan that is not subject to the laws of the United States or governed by the laws of any other country (a "Foreign Plan"). With respect to each Foreign Plan: (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Foreign Benefit Plan is now and has always been operated in full compliance with all applicable non-United States laws. No Foreign Benefit Plan is under audit, or notice of audit or investigation; (ii) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period prior to and including the Effective Time has been made or accrued; and (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer of any Foreign Plan funded through insurance, or the book reserve established by the Company for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Effective Time with respect to all current and former participants under such Plan according to actuarial assumptions and valuations most recently used to determine employer contributions to such Plan or benefit liabilities for such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

     Section 3.11. Labor Matters. (i) There are no controversies pending, or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies have or could have a Material Adverse Effect, and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary or, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

     Section 3.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company or at the expiration date or the date of purchase, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     Section 3.13. Taxes. Except as disclosed on Schedule 3.13, the Company and each of its Subsidiaries, its previously owned subsidiaries and any affiliated group within the meaning of Section 1504 of the Code of which the Company, its Subsidiaries or previously owned Subsidiaries is or has been a member (each a "Taxpayer") has timely filed, or caused to be timely filed all Returns required to be filed and all such Returns were complete and accurate in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than
(i) such Taxes for which adequate reserves in the Company's financial statements have been established or which are being contested in good faith or (ii) such Taxes that, individually or in the aggregate, would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith that individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any Subsidiary has made an election under Sections 341(f) or 338(h)(10) of the Code, except as set forth in Schedule 3.13. Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement or any other agreement with respect to Taxes. As of the date hereof, the Company has not received any notification from the IRS or First Data Corporation, whether formal or informal, that the IRS has taken or is considering taking a position, which if upheld, would result in the inability of the Company to use, for accounting purposes, the deferred tax asset currently reflected in the financial statements. The Company will take no action with respect to the tax treatment of such deferred tax asset prior to the consummation of the Offer.

     Section 3.14. Brokers. No broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm would be entitled to any payment relating to the Transactions.

     Section 3.15. Certain Contracts. The contracts listed on Schedule 3.15 between the Company and First Data Corporation or its Affiliates, and the agent agreement between the Company (as assignee) and Banco Nacional de Mexico, S.N.C. ("Banamex") are valid, binding and legal obligations of the parties, enforceable in accordance with their respective terms, and are in full force and effect. There has been no event and there are no circumstances constituting, and the execution, delivery and performance of this Agreement and the consummation of the Transactions will not (i) constitute a breach of or an event of default (or an event which with notice or lapse of time or both would become such a default) or (ii) confer upon First Data Corporation or Banamex, as the case may be, any right of termination, amendment, acceleration, cancellation or withholding of performance, under such agreements.

     Section 3.16. Real Property and Leases. All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $100,000 during any calendar year are in full force and effect, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default hereunder by the Company or any Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.17. Trademarks, Patents, Copyrights and Intellectual
Property. (a) The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted and as contemplated to be conducted does not conflict in any way with, violate or infringe upon, any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, copyright, trade secret or other intellectual property of any third party that would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, neither it nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner that would, individually or in the aggregate, have a Material Adverse Effect.

     (b) Schedule 3.17(b) sets forth a complete list of each material patent, trademark or service mark registration, copyright registration and application therefor, and a complete list of all material software (including any software being developed by or for the Company) owned, used, licensed, or assigned by or to the Company which is used in or is reasonably necessary to conduct the business and operations of the Company and its Subsidiaries ("Intellectual Property").

     (c) Except as set forth on Schedule 3.17(c) and as would not, individually or in the aggregate, have a Material Adverse Effect:

          (i) The Company or a Subsidiary is the sole and exclusive owner of, or has the unrestricted right to use, any and all Intellectual Property and all items of Intellectual Property are valid and subsisting and

     Schedule 3.17(b) identifies the owner, licensor and licensee of each item of Intellectual Property, as applicable; and

          (ii) The use, licensing or sale by or to the Company or its Subsidiaries of any of the Intellectual Property does not require the acquiescence, agreement or consent of any third party. In addition, to the Company's knowledge, the Intellectual Property and the products and services of the Company and its Subsidiaries are not subject to a challenge or claim of infringement, interference or unfair competition or other claim and the Intellectual Property is not being infringed upon or violated by any third party.

     Section 3.18. Environmental Matters. To the knowledge of the Company or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and its Subsidiaries have not violated and are not in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) the Company and its Subsidiaries are not liable for any off-site contamination; (iv) the Company and its Subsidiaries are not liable under any Environmental Law (including, without limitation, pending or threatened liens); (v) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (vi) the Company and its Subsidiaries are in compliance with their Environmental Permits.

     Section 3.19. Statute Takeover Statutes. The Board of Directors of the Company has approved the Merger and any related transactions, and, to the knowledge of the Company, no provision of any Takeover Statute will prevent, impair, impede or prevent, any Transactions. Section 203 of Delaware Law is and shall be inapplicable to the Merger, the other Transactions and this Agreement.

     Section 3.20. Insurance. Schedule 3.20 contains a description of all policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company or its Subsidiaries (including any such policies which name the Company or its Subsidiaries as a loss payee or pursuant to which such party otherwise has rights). The Company and/or its Subsidiaries is a named insured under such policies owned by them, all premiums with respect thereto have been paid when due and no notice of cancellation or termination has been received with respect to any such policy. In the three year period ending on the date hereof, neither the Company nor its Subsidiaries has received any written notice from, or on behalf of, any insurance carrier relating to or involving an increase in insurance rates (except to the extent that insurance risks may be increased for similarly situated risks) or non-renewal of a policy, or requiring or suggesting material alternation of any of the Company's or its Subsidiaries' assets, purchase of material addition equipment or material modification of any of the Company's or any of its Subsidiaries' methods of doing business. Neither the Company nor any of its Subsidiaries has made any material claim for reimbursement from its insurance carriers (other than health insurance carriers) since December 11, 1996.

     Section 3.21. Agents. Part I of Schedule 3.21 sets forth the five largest money order agents, the fifteen largest wire transfer agents by send transaction volume and the five largest wire transfer agents by receive transaction volume of the Company and its Subsidiaries (collectively, the "Agents"), in each case during the fiscal year ended December 31, 1997. Except as described in Part II of Schedule 3.21, with respect to any Agent on the date hereof, (i) no Agent of the Company or any Subsidiary has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any Subsidiary or has during the twelve months period ending on the date hereof, decreased materially or limited materially, or threatened to decrease materially or limit materially, its services to the Company or any Subsidiary or its usage or purchase of the services of the Company and its Subsidiaries, and the Company has no knowledge of any material breach by any Agent of its agency agreements with the Company or any Subsidiary; and (ii) there has been no event and there are no circumstances constituting an event, and the execution, delivery and performance of this Agreement and the consummation of the Transactions will not (x) constitute a breach or an event of default (or an event which with notice, lapse of time or both, would become such a default) or (y) confer upon any such Agent any right of termination, amendment, acceleration, cancellation or withholding of services or payments.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

     Section 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

     Section 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement have been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

     Section 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

     (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) requirements of state and foreign banking currency or other regulatory authorities (all of which requirements are set forth in Schedule 3.05(b)) and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

     Section 4.04. Financing. Parent has existing commitments from responsible financial institutions (true and correct copies of which have been provided to the Company), to enable it to borrow sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer and the Merger.

     Section 4.05. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     Section 4.06. Brokers. No broker, finder or investment banker (other than Salomon Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.01. Conduct of Business by the Company Pending the
Merger. Except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,180,266 Shares issuable pursuant to employee stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary except in the ordinary course of business consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) form any new Subsidiaries or implement the formation of a holding company or expend any funds in preparation for or implement any corporate restructuring, including, but not limited to the formation of a holding company or the merger of any Subsidiary with and into the Company;

          (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or (iii) except as permitted pursuant to paragraph (j) below or the posting of letters of credit required by licensing or regulatory authorities in the ordinary course of business, make any loans or advances;

          (g) authorize or make capital expenditures in excess of the amounts set forth on Schedule 5.01(g); provided, however, that (i) before making any expenditures for the Coleman Bennet Multi-Currency Project, the Company will involve Purchaser in the selection of a consultant and will not expend in excess of $5,500,000 for a systems software package or $150,000 in consulting fees payable to Coleman Bennett, without the consent of Purchaser, which consent will not be unreasonably withheld or delayed, (ii) the Company will not make any expenditures for new software or hardware for the Future System/Year 2000 Project prior to June 1, 1998, but the Company may incur consulting and similar fees not to exceed $500,000 in aggregate prior to such date, and (iii) the Company will not make any capital expenditures other than as set forth in clauses (i) and (ii) above in excess of $4,000,000 in the aggregate without the prior consent of the Purchaser, which consent will not be unreasonably withheld or delayed;

          (h) other than as set forth in Annex B, increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or, other than in accordance with existing policies, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (i) other than as required by generally accepted accounting principles, and except for the reclassification of the financial paper outstanding from fiduciary liability to operating liability on the balance sheet, make any change to its accounting policies or procedures;

          (j) (i) make any advances to agents or enter into any agreement with any agent that guarantees or assures payment of minimum aggregate commissions or which grants any signing or other bonus in an amount in excess of $1,500,000 in the aggregate; or (ii) enter into any agreement which would increase the period of time during which any agent retains the proceeds of money order or wire transfer sales prior to remitting such proceeds to the Company; provided, however, notwithstanding any other provision of this Section 5.01, the Company may enter into a contract with American Express Travel Related Services, Inc. ("American Express") containing terms substantially similar to those in the draft contract, version 8, previously provided to the Purchaser if such contract does not contain any provision that would confer upon American Express any right of termination, amendment, acceleration, cancellation or withholding of services or payments upon the consummation of the Offer, the Merger or any other Transaction;

          (k) enter into or amend any agreement with any agent, with respect to which the credit exposure (measured as actual agent remittances due on any one Business Day) is greater than $500,000;

          (l) establish any new lines of credit or other credit facilities or replace existing credit facilities with facilities that have terms that are less favorable to the Company;

          (m) pay, settle, discharge or enter into any agreement for the settlement or compromise of any pending or threatened litigation requiring payment(s) by the Company or any Subsidiary in excess of $1,000,000 in the aggregate;

          (n) agree in writing, or otherwise, to take any of the foregoing actions or to take any other action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect; or

          (o) make any tax election or settle or compromise any material federal, state local or foreign income tax liability.

     Section 5.02. Additional Covenants. After the date hereof and prior to the Effective Time or the earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company covenants and agrees that it shall, and cause each of its Subsidiaries to:

          (a) Conduct their respective businesses in the ordinary and usual course of business consistent with past practice;

          (b) Confer with Parent's designated representatives on a regular and frequent basis regarding operational matters of a material nature and the general status of the ongoing business of the Company;

          (c) Promptly notify Parent of any significant changes in the business, financial condition or results of operation of the Company or its Subsidiaries taken as a whole;

          (d) Promptly notify Parent of any judgment, decree, injunction, rule, notice or order of any Governmental Authority which is reasonably likely to materially restrict the business of the Company and its Subsidiaries as currently conducted or is reasonably likely to have a Material Adverse Effect;

          (e) Maintain or renew with financially responsible insurance companies, (i) insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice (ii) the Company's existing directors and officers indemnification insurance; and

          (f) Use all reasonable best efforts to preserve the business, reputation and prospects of the Company and its Subsidiaries and preserve the current relationships of the Company and its Subsidiaries with customers, employees, agents, suppliers and other persons with which the company or any Subsidiary has business relations.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable law after receiving the advice of independent counsel, (A) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and (B) use all reasonable efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

     (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     Section 6.02. Proxy Statement. If required by applicable law, as soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall (i) give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC; (ii) give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC; and (iii) consider in good faith the comments and information provided by Parent, Purchaser and their counsel with respect thereto. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

     Section 6.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, in addition to its rights under applicable law and the Company's Certificate of Incorporation and By-Laws, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board and the boards of each of its Subsidiaries as shall give Purchaser representation on the Board and the boards of each of its Subsidiaries equal to the product of the total number of directors on the Board and the boards of each of its Subsidiaries (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any Affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company and each of its Subsidiaries, including increasing the size of the Board and the boards of each of its Subsidiaries or securing the resignations of incumbent directors or both. At such times, the Company shall use all reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of each committee of the Board to the extent permitted by applicable law.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election of designees of Purchaser pursuant to this
Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

     Section 6.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

     (b) The Company, Parent and Purchaser each agree to promptly advise each other of any information required to update or correct any documents filed, published or issued by such parties pursuant to the Offer or pursuant to Section
6.01 or 6.02

     (c) All information obtained by Parent or Purchaser pursuant to this
Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated February 11, 1998 (the "Confidentiality Agreement"), between Parent and the Company.

     Section 6.05. No Solicitation of Transactions. (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time prior to the consummation of the Offer, the Board determines in good faith, after receipt of advice from its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an Acquisition Proposal which was not solicited by or on behalf of the Company subsequent to the date hereof, and subject to compliance with Section 6.05(b) and (c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after receipt of advice from its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal. "Acquisition Proposal" means (i) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the Transactions, or (iv) any other transaction that could reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

     (b) Except as set forth in this Section 6.05, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation by such Board or committee of the Offer, the Merger, the other Transactions or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal with any Person other than Parent or its Affiliates. Notwithstanding the foregoing, in the event that prior to the Offer, the Board determines in good faith, after receipt of advice from outside counsel, that it is necessary to do in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board may (A) withdraw or modify its approval or recommendation of the Offer, the Merger, the other Transactions or this Agreement, or (B) approve or recommend a Superior Proposal (as hereinafter defined ) or terminate this Agreement and, if it so chooses, cause the Company to enter into any agreement with respect to a Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's Common Stock then outstanding or all or substantially all of the assets of the Company and its Affiliates on terms which the Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing is committed or, in the good faith judgment of the Board, is reasonably likely to be timely obtained, and also taking into account the likelihood of any prohibition of, or delay in closing, such Superior Proposal under applicable antitrust law.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 6.05, if the Company intends to withdraw or amend its recommendation of the Offer in accordance with this Section 6.05, it shall give the Purchaser 48 hours advance written notice, such notice to specify the identity of any third party that has made an Acquisition Proposal and the material terms of such Acquisition Proposal. Following the delivery of such notice, the Company will promptly inform the Purchaser of material developments with respect to such Acquisition Proposal.

     (d) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders.

     Section 6.06. Employee Benefits Matters. Annex B hereto sets forth certain agreements among the parties hereto with respect to the Plans and other employee benefits matters.

     Section 6.07. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 8, of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     (b) Regardless of whether the Merger becomes effective, the Company shall indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") to the fullest extent permitted under the Certificate of Incorporation and the By-laws of the Company for a period of six years after the date hereof.

     (c) Company, Parent and the Surviving Corporation shall use their respective reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that if the existing policies expire, are terminated or canceled during such period Parent or the Surviving Corporation will use its reasonable best efforts to obtain substantially similar policies. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.07(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $183,352 in the aggregate).

     Section 6.08. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     Section 6.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, any Transaction or the Company's earnings for the first quarter of 1998, and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except and until as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

     Section 6.10. Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

     Section 6.11. SEC and Stockholder Filings. The Company shall deliver to Parent in accordance with Section 9.02 a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

     Section 6.12. Takeover Statutes. If any "fair price" "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the Delaware Code, is or may become applicable to the Offer, the Merger, this Agreement, or any Transactions, the Company and the members of its Board of Directors (or any required and duly constituted Committee thereof) will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

     Section 6.13. Certain Actions. Following the consummation of the Offer but prior to the Effective Time, (i) the Company agrees, if requested by the Purchaser, to issue Shares to the Purchaser representing a maximum of 19.9% of the Shares outstanding immediately prior to such issuance and (ii) the Company shall terminate the Credit Agreement between the Company and Northern Trust.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     Section 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law;

          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any Affiliate of either of them illegal or otherwise preventing consummation of the Transactions; and

          (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer in breach of this Agreement or the terms of the Offer.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

          (b) By either Parent, Purchaser or the Company if (i) the Offer is not completed on or before August 30, 1998; provided, however, that the right to terminate this Agreement under this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to complete the Offer on or before such date; (ii) the Effective Time shall not have occurred on or before October 30, 1998; provided, however, that the right to terminate this

     Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (iii) any Governmental Authority shall have enacted or promulgated any law, rule or regulation or shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger or making the acquisition of Shares by Parent or Purchaser, or any Affiliate thereof, illegal, and such law, rule, regulation, order, decree, ruling or other action shall remain in effect or have become final and nonappealable;

          (c) By Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto or the continuing existence of those conditions set forth in clauses (a) through (i) in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within five Business Days following the date of this Agreement,
     (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have taken any action to facilitate (other than as contemplated by this Agreement), approve or recommend any Acquisition Proposal; or

          (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within five Business Days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction in order to enter into an agreement for any Acquisition Proposal.

     Section 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(i) as set forth in Sections 6.04, 8.03 and 9.01 and (ii) nothing herein (including the expiration of representations and warranties in accordance with Section 9.01) shall relieve any party from liability for any breach hereof.

     Section 8.03. Fees. (a) In the event that (x) this Agreement is terminated pursuant to Section 8.01(c)(ii) or Section 8.01(d)(ii), or (y) this Agreement is terminated pursuant to Section 8.01(b) and (A) an Acquisition Proposal shall have been publicly disclosed prior to the date of such termination and (B) a Superior Proposal shall have been consummated on or prior to the first anniversary of such termination; then the Company shall pay Parent promptly (but in no event later than three Business Days after such termination shall have occurred or such Superior Proposal shall have been consummated, as the case may
be) a fee of $10 million (the "Fee"), which amount shall be payable in immediately available funds.

     (b) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     (c) In the event that the Company shall fail to pay the Fee when due, the Company shall reimburse Parent and the Purchaser for the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

     Section 8.04. Amendment. Subject to Section 6.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if expressly set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article II and Sections 6.06 and 6.07 shall survive the Effective Time indefinitely and those set forth in Sections 6.04 and 8.03 shall survive termination indefinitely.

     Section 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to Parent or Purchaser:

       Viad Corp
        1850 North Central Avenue
        Phoenix, Arizona 85077-2212
        Attention: Vice President, General Counsel
        Fax: (602) 207-5480

     with copies to:

       Travelers Express Company, Inc.
        1550 Utica Avenue South
        Minneapolis, Minnesota 55402
        Fax: (612) ( 591-3870
        Attention: President

       Bryan Cave LLP
        2800 North Central Avenue
        Phoenix, Arizona 85004
        Fax: (602) 266-5938
        Attention: Frank M. Placenti, Esq.

     if to the Company:

       MoneyGram Payment Systems, Inc.
        Park 80 West Plaza 1
        Saddle Brook, NJ 07663
        Fax: (201) 291-3626
        Attention: John Fowler

     with a copy to:

       Shearman & Sterling
        599 Lexington Avenue
        New York, New York 10022
        Fax: (212) 848-7179
        Attention: Peter D. Lyons

     Section 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "Beneficial Owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates or person with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

          (c) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations, revenue rulings, revenue procedures and announcements promulgated thereunder. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

          (e) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (f) "Environmental Laws" means any federal, state or local law, as in effect on the date hereof, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or
     (C) otherwise relating to pollution of the environment or the protection of human health.

          (g) "Government Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

          (h) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder; the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon; (E) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

          (i) "Material Adverse Effect" means any change, effect, condition, event or circumstance that is or is reasonably likely to be materially adverse to the business, financial condition, assets, properties or results of operations of the Company and the Subsidiaries, taken as a whole, including, (x) termination of the Company's Agency Agreement with Banamex or (y) termination of the Company's agency agreements with agents (other than American Express Travel Related Services Company, Inc. and Safeway, Inc.), representing ten percent or more of the aggregate send or receive transaction volume either sent or received by the Company and its Subsidiaries during 1997; provided, however, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (i) any decrease in the market price of the Shares (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company operates (including legal and regulatory changes), (iii) general economic conditions or change, effects, conditions or circumstances affecting the securities markets generally, (iv) changes arising from the consummation of the Transactions or the announcement of the execution of this Agreement,
     (v) any reduction in the price of services or products offered by the Company in response to the reduction in price of comparable services or products offered by a competitor, (vi) any of the items set forth in
     Schedule 9.03(e).

          (j) "Person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (k) "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with any government or taxing authority in respect of Taxes, and the term "Return" shall mean any one of the foregoing Returns.

          (l) "SEC" means the U.S. Securities and Exchange Commission.

          (m) "SEC Rules" means any rules, regulations or interpretations of the SEC or the staff thereof.

          (n) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          (o) "Tax" or "Taxes" shall mean (A) all federal, state and local and foreign taxes and assessments of any nature whatsoever, based on the laws and regulations in effect from time to time through the Closing Date, including, without limitation, all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, exercise, environmental and other taxes, duties and other similar governmental charges and assessments imposed by or on behalf of any government or taxing authority, including all interest, penalties and additions imposed with respect to such amounts, and (B) any obligations under any agreements or arrangements with respect to any Taxes described in clause (A) above.

     Section 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     Section 9.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 6.04 and 6.10, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly-owned Subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     Section 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 and 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     Section 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state court.

     Section 9.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            VIAD CORP
                                            A Delaware Corporation
                                            By /s/ PHILIP W. MILNE
                                              ----------------------------------
                                              Name: Philip W. Milne
                                              Title: Authorized Agent; President
                                               and CEO of Travelers Express
                                               Company, Inc.

                                            PINE VALLEY ACQUISITION
                                            CORPORATION
                                            A Delaware Corporation

                                            By /s/ PHILIP W. MILNE
                                              ----------------------------------
                                              Name: Philip W. Milne
                                              Title: President and CEO

                                            MONEYGRAM PAYMENT
                                            SYSTEMS, INC.
                                            A Delaware Corporation

                                            By /s/ JAMES F. CALVANO
                                              ----------------------------------
                                              Name: James F. Calvano
                                              Title: Chairman and CEO

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (w) the Minimum Condition shall not have been satisfied, (x) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer,
(y) any Pre-Offer Approval shall not have been obtained, (z) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall be pending before any court any action or proceeding instituted by any Governmental Authority (i) that is reasonably likely to prohibit or limit materially the ownership or operation by the Company, Parent or any of their Subsidiaries, of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or any material portion of the business or assets of Parent and its Subsidiaries, taken as a whole, or to compel the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or Parent and its Subsidiaries taken as a whole, as a result of the Transactions; (ii) reasonably likely to impose or confirm limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's Stockholders including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; or (iii) seeking to require divestiture by Parent or Purchaser of any Shares;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued and deemed applicable to (i) Parent, the Company or any Subsidiary or Affiliate of Parent or the Company or (ii) any Transaction, by any Governmental Authority, domestic or foreign, which is reasonably likely to result, directly or indirectly in any of the consequences referred to in clauses
     (i) through (iii) of paragraph (a) above;

          (c) there shall have occurred, and be continuing, any change, condition, event or other development that, individually or in the aggregate, has a Material Adverse Effect;

          (d) any representation or warranty of the Company in this Agreement, that is qualified by materiality or Material Adverse Effect shall not be true and correct or, without regard to such qualification, any such representations or warranties shall not be true and correct so as to in aggregate have a Material Adverse Effect, or any representation or warranty not so qualified shall not be true and correct in all material respects, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement (except for representations and warranties made as of a specific date which shall be true and correct as of such date) or the Company shall not have delivered to Parent a certificate of the Company to such effect signed by a duly authorized officer thereof and dated as of the date on which Parent shall first accept Shares for payment.

          (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (f) this Agreement shall have been terminated in accordance with its terms; or

          (g) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by

Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B

                         AGREEMENT RESPECTING THE PLANS
                       AND OTHER EMPLOYEE BENEFIT MATTERS

1.  IN GENERAL

     Parent hereby agrees that for a period of two years immediately following the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to, continue to maintain employee benefit and welfare plans, programs, contracts, agreements, severance plans and policies (each referred to, for purposes of this paragraph, as a "plan"), for the benefit of active employees of the Company and its Subsidiaries which in the aggregate provide benefits that are comparable to, and no less favorable than, the benefits provided to such active employees pursuant to the plans set forth in Sections A, B and F of Schedule 3.10(a) Part I on the date hereof, or to provide during such period benefits equivalent to those provided under corresponding plans of Travelers Group or its Subsidiaries if such benefits are greater. Parent hereby guarantees the Surviving Corporation's performance of the obligations under this paragraph.

2.  CERTAIN CONTRACTS

     Parent and Purchaser hereby agree to honor, without modification, and after the purchase of Shares pursuant to the Offer, Parent agrees to cause the Company and its Subsidiaries to honor, all contracts, agreements, arrangements, policies, plans and commitments of the Company (or any of its Subsidiaries) in effect as of the date hereof which are applicable to any employee or former employee or any director or former director of the Company (or any of its Subsidiaries), including, without limitation, the Company Executive Retention Plan dated May 13, 1997, as amended on July 8, 1997 and July 21, 1997.

3.  CERTAIN PLANS

     Parent and Purchaser hereby agree to allow active employees of the Company to be eligible to participate in incentive compensation plans and stock option plans of Travelers Group or its Subsidiaries on terms comparable to the terms on which employees of comparable status and seniority at other comparable Subsidiaries of Parent participate.

                                                                       EXHIBIT B

                 TEXT OF SECTION 262 OF THE GENERAL CORPORATION
           LAW OF THE STATE OF DELAWARE SECTION 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of, to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designed as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection
     (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;


             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or


             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows: (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give neither notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving o resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.


     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.


     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       EXHIBIT C

MORGAN STANLEY

                                                       MORGAN STANLEY & CO.
                                                       INCORPORATED
                                                       1585 BROADWAY
                                                       NEW YORK, NEW YORK 10036
                                                       (212) 761-4000

                                                                    MAY 12, 1998

Board of Directors
MoneyGram Payment Systems, Inc.
Park 80 West Plaza I
Saddle Brook, NJ 07663

Members of the Board:

     We understand that MoneyGram Payment Systems, Inc. ("MoneyGram" or the "Company"), Viad Corp. ("Viad") and Pine Valley Acquisition Corporation, a wholly owned subsidiary of Viad, ("Acquisition Sub") have entered into an Agreement and Plan of Merger dated April 4, 1998 (the "Merger Agreement"), which provides, among other things, for (i) a tender offer by Acquisition Sub (the "Tender Offer") for all outstanding shares of common stock, par value $.01 per share (the "Company Common Stock") of the Company for $17.35 per share net to the seller in cash and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Viad, and each outstanding share of Company Common Stock, other than shares held in treasury or held by Viad or any affiliate of Viad or as to which dissenters' rights have been perfected, will be converted into the right to receive $17.35 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of MoneyGram;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning MoneyGram prepared by the management of MoneyGram;

          (iii) analyzed certain financial projections prepared by the management of MoneyGram;

          (iv) discussed the past and current operations and financial condition and the prospects of MoneyGram with senior executives of MoneyGram;

          (v) reviewed the pro forma impact of the Merger on Viad's earnings per share;

          (vi) reviewed the reported prices and trading activity of the Company Common Stock;

          (vii) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (ix) participated in discussions and negotiations among representatives of MoneyGram and Viad and their financial and legal advisors;

          (x) reviewed the draft Merger Agreement and certain related documents; and

          (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of MoneyGram in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for MoneyGram and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors MoneyGram and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:   /s/ SCOTT R. BRAKEBILL

                                          --------------------------------------
                                                    Scott R. Brakebill
                                                    Managing Director